SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(E)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

James J. O’Brien Chairman and Chief Executive Officer	Ashland Inc. 50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391

December 4, 2009

Dear Ashland Inc. Shareholder:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the 2010 Annual Meeting of Shareholders of Ashland Inc. The meeting will be held on Thursday, January 28, 2010, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky.

You may have noticed changes in the way we are providing proxy materials to our shareholders in connection with our 2010 Annual Meeting. Where possible, we have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our shareholders’ access to important information about Ashland.

Whether or not you plan to attend the meeting, we encourage you to vote promptly.

We appreciate your continued confidence in Ashland, and we look forward to seeing you at the meeting.

Sincerely,

James J. O’Brien

Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 28, 2010

To our Shareholders:

Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 28, 2010, at 10:30 a.m. (EST) at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect three directors to Class III: Mark C. Rohr, Theodore M. Solso and Michael J. Ward;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2010; and

(3)	To consider any other business properly brought before the Annual Meeting.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote your shares by proxy using one of the following methods: (a) vote by telephone or via the Internet using the instructions on your Notice or proxy card or (b) if you received printed proxy materials, you may complete, sign, date and return your proxy card in the postage-paid envelope provided.

By Order of the Board of Directors,

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

December 4, 2009

ASHLAND INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1)	Election of three directors to Class III: Mark C. Rohr, Theodore M. Solso, and Michael J. Ward; and

	(2)	Ratification of PricewaterhouseCoopers LLP (“PwC”) as Ashland’s independent registered public accountants for fiscal 2010.

Q:	Who may vote at the Annual Meeting?

A:	Shareholders of Ashland Inc. (“Ashland” or the “Company”) at the close of business on December 1, 2009 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, there were 77,973,061 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a nominee (e.g., through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	Why did I receive the Notice of Internet Availability of Proxy Materials (“Notice”) in the mail instead of a full set of proxy materials?

A:	In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our 2009 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials, unless they have specifically requested them. Instead, a Notice will be mailed to shareholders starting on or around December 10, 2009. The Notice will instruct you how you may access and review all of the proxy materials on the Internet. The Notice also instructs you how you may submit your vote on the Internet or by phone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	How do I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to view Ashland’s proxy materials for the Annual Meeting and 2009 Annual Report on the Internet.

Q:	How do I vote?

A:	If you are a shareholder as of the Record Date, you can vote (i) by attending the Annual Meeting, (ii) by following the instructions on your Notice for voting by telephone or on the Internet, or (iii) by signing, dating and mailing in a proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your signed and returned proxy card, James J. O’Brien or Linda L. Foss, as individuals named on the proxy card, will vote FOR the election of the three director nominees and FOR the ratification of PwC.

Q:	Can I change my vote after I have voted?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Leveraged Employee Stock Ownership Plan (the “LESOP”), Ashland’s Employee Savings Plan (the “Employee Savings Plan”) and the Hercules Incorporated Savings and Investment Plan (the “SIP”) must be received by our proxy tabulator, Corporate Election Services (“CES”), before 6:00 a.m. (EST) on Tuesday, January 26, 2010.

Q:	Who will count the vote?

A:	Representatives of CES will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What shares are included in the Notice or proxy card?

A:	Your Notice or proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in Ashland’s Open Enrollment Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the LESOP, the Employee Savings Plan, or the SIP. If your shares are held through a nominee, you will receive either a Notice, a voting instruction form or a proxy card from the nominee to vote your shares.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by Computershare Trust Company, N.A. (“Computershare”), the plan administrator, in accordance with your voting instructions.

Q:	How will the Trustees of the Employee Savings Plan, the LESOP and the SIP vote?

A:	Each participant in the Employee Savings Plan, the LESOP or the SIP will instruct the applicable Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee and, in the case of the SIP, this instruction also applies to a proportionate number of those shares of Ashland Common Stock that are not allocated to participant accounts. These shares are collectively referred to as Non-Directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by our proxy tabulator before 6:00 a.m. (EST) on Tuesday, January 26, 2010.

Q:	Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A:	Yes, provided that you are a participant in the Employee Savings Plan or the LESOP. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from Corporate Election Services, P.O. Box 535600, Pittsburgh, PA 15253. Participants in the SIP, however, cannot direct that the Non-Directed shares be voted differently from the shares in their accounts.

Q:	What constitutes a quorum?

A:	As of the Record Date, 77,973,061 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum.

Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote.

Q:	What vote is required for approval of each matter to be considered at the Annual Meeting?

A: (1)	Election of directors—Under Article XII of Ashland’s Articles of Incorporation, as amended, the affirmative vote of a majority of votes cast with respect to each director nominee is required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

(2)	Ratification of independent registered public accountants—The appointment of PwC will be deemed ratified if votes cast in its favor exceed votes cast against it.

Q:	How will broker non-votes be treated?

A:	Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a matter being considered passes.

Q:	What happens if other matters come up during the meeting?

A:	If matters other than those referred to in the Notice properly come before the meeting, the individuals named on the proxy card will vote the proxies held by them in accordance with their best judgment. Ashland is not aware of any other business other than the items referred to in the Notice that may be considered at the Meeting.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2010. You can obtain a copy of the Form 10-Q by logging on to our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov.

Q:	How can I find Ashland’s proxy materials and annual report on the Internet?

A:	Important Notice regarding the availability of Proxy Materials for the Annual Meeting to be held on January 28, 2010. This proxy statement and Ashland’s 2009 Annual Report to Shareholders are available at www.ashland.com/proxy.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock*
FMR LLC	8,773,055	(1)	11.71%
82 Devonshire Street
Boston, Massachusetts 012109

Barclays Global Investors UK Holdings Ltd.	6,180,259	(2)	8.26%
1 Churchill Place
Canary Wharf
London, England E14 5HP

Fidelity Management Trust Company	5,979,488	(3)	7.99%
82 Devonshire Street
Boston, Massachusetts 02109

*	Based on 74,861,436 shares of Ashland Common Stock outstanding as of September 30, 2009.

(1)	Based upon information contained in the Form 13G filed by FMR LLC (“FMR”) with the SEC on July 10, 2009, FMR is a parent holding company which beneficially owns 8,773,055 shares of Ashland Common Stock, with sole voting power over 907,394 shares, shared voting power over no shares and sole dispositive power over all of the 8,773,055 shares. Of the 8,773,055 shares, Fidelity Management & Research Company (“Fidelity”), an investment adviser and a wholly-owned subsidiary of FMR, is the beneficial owner of 7,841,161 shares. Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity, each have sole dispositive power over these shares. The remaining 931,894 shares are held by various entities affiliated with FMR.

(2)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2009 by Barclays Global Investors UK Holdings Limited, an indirect subsidiary of Barclays PLC and a direct wholly-owned subsidiary of Barclays Bank PLC (collectively, “Barclays”), Barclays and affiliated entities were the beneficial owners of 6,180,259 shares of Ashland Common Stock on that date. Barclays has sole voting power for 5,392,151 of these shares and no voting power for 788,108 of these shares. Barclays has sole dispositive power for each of these shares.

(3)	As of September 30, 2009, Fidelity Management Trust Company (“FMT”) was the record owner of 5,979,488 shares of Ashland Common Stock. These shares include 2,923,979 shares held by it as Trustee of the LESOP and 3,055,509 shares held by it as Trustee of the Employee Savings Plan. FMT will vote shares allocated to a participant’s LESOP and Employee Savings Plan account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. FMT disclaims beneficial ownership of these shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows as of October 30, 2009, the common stock ownership of all directors and executive officers of Ashland named in the Summary Compensation Table on page 41 of this proxy statement and common stock ownership of the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James J. O’Brien	330,337	(1)(2)(3)
Lamar M. Chambers	102,169	(1)(2)(3)(4)
David L. Hausrath	57,595	(1)(2)(3)
Theodore L. Harris	53,247	(1)(2)(3)(4)
Samuel J. Mitchell	64,588	(1)(2)(3)
Roger W. Hale	32,045	(2)(3)(5)(6)
Bernadine P. Healy	38,886	(2)(3)(5)
Kathleen Ligocki	48,725	(2)(3)(5)
Vada O. Manager	3,299	(2)(5)
Barry W. Perry	4,855	(2)(5)
Mark C. Rohr	7,849	(2)(5)
George A. Schaefer, Jr.	24,065	(2)(3)(5)
Theodore M. Solso	49,964	(2)(3)(5)
John F. Turner	4,855	(2)(5)
Michael J. Ward	43,891	(2)(3)(5)
All directors and executive officers as a group (22 people)	1,111,917	(1)(2)(3)(4)(5)(6)

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of the Record Date. All directors and executive officers as a group owned 1,111,917 shares of Ashland Common Stock, which equaled 1.4% of the Ashland Common Stock outstanding on the Record Date. Shares of Ashland Common Stock outstanding on the Record Date include shares deemed to be outstanding for computing the percentage ownership of the applicable person, but are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan, the SIP and the LESOP by executive officers. Participants can vote the Employee Savings Plan, the SIP and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan and SIP.

(2)	Includes stock and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s nonqualified deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the nonqualified deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. O’Brien, 133,366 units; as to Mr. Chambers, 24,938 units; as to Mr. Hausrath, 21,961 units; as to Mr. Harris, 2,120 units; as to Mr. Mitchell, 31,892 units; as to Mr. Hale, 13,521 units; as to Dr. Healy, 13,328 units; as to Ms. Ligocki, 13,273 units; as to Mr. Manager, 1,849 units; as to Mr. Perry, 3,855 units; as to Mr. Rohr, 1,849 units; as to Mr. Schaefer, 3,855 units; as to Mr. Solso, 35,052 units; as to Mr. Turner, 3,855 units; as to Mr. Ward, 29,979 units; and as to all directors and executive officers as a group, 352,982 units.

(3)

Includes shares of Ashland Common Stock with respect to which the directors and executive officers have the right to acquire beneficial ownership within 60 calendar days after October 30, 2009, through the exercise of stock options or stock appreciation rights (“SARs”): as to Mr. O’Brien, 86,204 shares through SARs; as to Mr. Chambers, 21,373 shares through options and 21,102 shares through SARs; as to Mr. Hausrath, 21,102 shares through SARs; as to Mr. Harris, 17,240 shares through SARs; as to Mr. Mitchell, 19,375 shares through options and 10,344 shares through SARs; as to Dr. Healy, 20,036 shares through options; as to Messrs. Hale and Schaefer, 16,474 shares through options; as to Messrs. Solso, Ward, and Ms. Ligocki, 12,912 shares through options; and as to all directors and executive officers as a group, 135,140 shares through options and 210,159 shares through SARs. All unexercised options on this table are reported as gross shares. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange Composite Tape (“NYSE”) on October 30, 2009. All SARs are stock settled and not issued in tandem with an option.

(4)	Includes restricted shares of Ashland Common Stock: as to Mr. Chambers, 14,000 shares; as to Mr. Harris, 30,000 shares; and as to all executive officers as a group, 186,500 shares.

(5)	Includes 1,000 restricted shares of Ashland Common Stock for each of the non-employee directors.

(6)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

ELECTION OF DIRECTORS

Item 1

Board of Directors

The Board of Directors is currently made up of eleven directors, divided into three classes. The three individuals nominated for election as Class III directors at the 2010 Annual Meeting are Mark C. Rohr, Theodore M. Solso and Michael J. Ward. The nominees to Class III will be elected to serve a three-year term until the 2013 Annual Meeting. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all three nominees will be available to serve as directors upon election and recommends that shareholders vote for them at the Annual Meeting.

Under Article XII of Ashland’s Articles of Incorporation, as amended, in an uncontested election the affirmative vote of a majority of votes cast with respect to a director nominee is required for the nominee to be elected. Therefore, the number of votes cast “for” a nominee must exceed those cast “against” a nominee for the nominee to be elected to the Board of Directors.

Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://www.investor.ashland.com)), any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election will tender his or her resignation within ten days following the certification of the shareholder vote for consideration by the Board of Directors. The Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the shareholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefore. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. Mark C. Rohr, Theodore M. Solso and Michael J. Ward, the three nominees to Class III, have each agreed to abide by the policy.

If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Linda L. Foss (proxies named on the proxy card) will vote FOR the three nominees named in this proxy statement. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees may not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Mark C. Rohr, Theodore M. Solso and Michael J. Ward for election as Class III directors at the 2010 Annual Meeting.

Nominees for Election at the 2010 Annual Meeting

Class III Directors

(Term expiring in 2013)

Mark C. Rohr	Director since 2008
Mr. Rohr, 58, is Chairman of the Board, Chief Executive Officer and President of Albemarle Corporation. Prior to this position, he held several executive positions with Albemarle, including Chief Operating Officer and Executive Vice President—Operations. Before joining Albemarle, he served with Occidental Chemical Corp. as Senior Vice President—Specialty Chemicals. Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University. He is also Lead Director of Celanese Corp. where he is a member of the Compensation and Nominating and Corporate Governance Committees. He also serves on the Executive Committee of the American Chemistry Council and the Board of Directors of the Wildlife Habitat Council. Mr. Rohr is a member of Ashland’s Audit and Environmental, Health and Safety Committees.

Theodore M. Solso	Director since 1999
Mr. Solso, 62, is Chairman of the Board and Chief Executive Officer of Cummins Inc. Prior to this position, he held several executive positions with Cummins, including President and Chief Operating Officer. Mr. Solso holds a Bachelor of Arts degree in psychology from DePauw University and a Masters in Business Administration from the Harvard Business School. He is also a Director of Ball Corporation where he is a member of the Audit and Human Resources Committees. Mr. Solso also serves as Chairman of the Cummins Foundation and Director of the Indiana Economic Development Corp. He also serves as an Advisory Trustee of DePauw University. Mr. Solso is Co-Chair of the U.S.-Brazil CEO Forum and a member of the Earth University Foundation Board. Mr. Solso is Chairman of Ashland’s Personnel and Compensation Committee and a member of the Finance and Governance and Nominating Committees.

Michael J. Ward	Director since 2001
Mr. Ward, 59, is Chairman of the Board and Chief Executive Officer of CSX Corporation. Prior to this position, he was President of CSX Transportation, the corporation’s rail unit. Mr. Ward holds a Bachelor of Arts degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School. In 2005, Mr. Ward served as Chairman of the Association of American Railroads’ Board of Directors. He is also a Director of American Coalition for Clean Coal Electricity, City Year, and Take Stock in Children. His other business affiliations include The Florida Council of 100, The Business Roundtable, and the HSC Foundation. Mr. Ward is Chairman of Ashland’s Finance Committee and a member of the Personnel and Compensation Committee.

Continuing Directors Not Up for Election at the 2010 Annual Meeting

Class I Directors

(Term expiring in 2011)

Bernadine P. Healy, M.D.	Director since 1998
Dr. Healy, 65, is a columnist and health editor for U.S. News and World Report. Prior to this position, she served as President and Chief Executive Officer of the American Red Cross, and Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University. Dr. Healy holds a Bachelor of Arts degree from Vassar College and a Doctor of Medicine from Harvard University. Dr. Healy is also a director of The Progressive Corporation, where she serves on the Audit Committee; and Invacare, Inc. where she serves as Chairman of the Investment Committee and a member of the Compensation, Management Development and Corporate Governance Committees. She is also a Trustee of Battelle Memorial Institute where she serves on the Science and Technology Committee. Dr. Healy is a member of Ashland’s Audit, Environmental, Health and Safety and Governance and Nominating Committees.

Kathleen Ligocki	Director since 2004
Ms. Ligocki, 53, is the Chief Executive Officer of GS Motors, a subsidiary of a large conglomerate based in Mexico City. She is also a principal in Pine Lake Partners, Inc., a consulting firm focused on turnarounds and startup companies. Prior to these positions, she served as President and Chief Executive Officer of Tower Automotive, Inc. from August 2003 to August 2007. Tower Automotive filed to reorganize under Chapter 11 of the U.S. Bankruptcy Codes in February 2005, and on July 31, 2007 emerged from Chapter 11 when substantially all of its assets were purchased by an affiliate of Cerberus Capital Management, L.P. Prior to joining Tower Automotive, Ms. Ligocki worked at the Ford Motor Company, United Technologies and General Motors Corporation. Ms. Ligocki holds a Bachelor of Arts degree in liberal studies from Indiana University, a Masters in Business Administration from The Wharton School at the University of Pennsylvania and honorary doctorates from Indiana University and Central Michigan University. She serves on a variety of non-profit and academic boards focused on women, families and life-long education. Ms. Ligocki is Chairman of Ashland’s Environmental, Health and Safety Committee and a member of the Audit and Personnel and Compensation Committees.

James J. O’Brien	Director since 2002
Mr. O’Brien, 55, is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland and Senior Vice President and Group Operating Officer of Ashland. He also served as the President of Valvoline from 1995 to 2001. Mr. O’Brien holds a Bachelor of Science degree in accounting and finance and a Masters in Business Administration from The Ohio State University. Mr. O’Brien is a Director of Humana Inc., where he serves on the Investment and Audit Committees. He serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. A past volunteer “big brother” with Big Brothers/Big Sisters of the Bluegrass, Mr. O’Brien also serves on the organization’s national Board of Directors. He is Chairman of the Board of Trustees for Midway College in Kentucky.

Continuing Directors Not Up for Election at the 2010 Annual Meeting (continued)

Barry W. Perry	Director since 2007
Mr. Perry, 63, served as Chairman and Chief Executive Officer of Englehard Corporation from January 2001 to June 2006. Prior to this position, he held various management positions with Englehard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulene. Prior to joining Rhone-Poulene, he held a number of executive positions with General Electric Company. Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts. Mr. Perry is also a director of Arrow Electronics, Inc., where he serves on the Compensation and Audit Committees; Cookson Group PLC, where he serves on the Audit and Compensation Committees; and Albemarle Corporation. Mr. Perry is a member of Ashland’s Environmental, Health and Safety, Governance and Nominating and Personnel and Compensation Committees.

Class II Directors

(Term expiring in 2012)

Roger W. Hale	Director since 2001
Mr. Hale, 66, is currently acting as an independent consultant. He served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale holds a Bachelor of Arts degree from the University of Maryland and a Masters of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Hale serves as a Director of Hospira, Inc., where he is a member of the Compensation and Governance and Public Policy Committees. Mr. Hale is Chairman of Ashland’s Audit Committee and a member of the Finance Committee.

Vada O. Manager	Director since 2008
Mr. Manager, 48, is currently an independent global consultant. He served as the Senior Director of Global Issues Management for Nike, Inc., from 2006 until March 2009, and held various management positions at Nike, beginning in 1997. Before joining Nike, he performed a similar role for Levi Strauss & Co. and was also a Vice President of the Washington, D.C.-based public affairs firm, Powell Tate, a part of Weber Shandwick. Mr. Manager holds a Bachelor of Arts degree in political science from Arizona State University and performed graduate work at the London School of Economics. Mr. Manager is as a member of Ashland’s Finance and Personnel and Compensation Committees.

Continuing Directors Not Up for Election at the 2010 Annual Meeting (continued)

George A. Schaefer, Jr.	Director since 2003
Mr. Schaefer, 64, served as Chairman of the Board of Directors of Fifth Third Bancorp headquartered in Cincinnati, Ohio until June, 2008. Prior to this position, he held several executive positions with Fifth Third, including Chief Executive Officer, President and Chief Operating Officer. Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University. He is also a Director of Wellpoint Inc., where he serves as Chairman of the Audit Committee. He is also a member of the Board of Trustees of the University of Cincinnati Foundation, a Trustee for the University of Cincinnati Medical School Advisory Board, and director of U.C. Physicians. Mr. Schaefer is Chairman of Ashland’s Governance and Nominating Committee and a member of the Audit and Finance Committees.

John F. Turner	Director since 2006
Mr. Turner, 67, served as Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs in Washington, D.C., from November 2001 until July 2005. Prior to serving at the Department of State, he was President and Chief Executive Officer of The Conservation Fund, a non-profit organization dedicated to conserving America’s natural and historic heritage. Between 1989 and 1993, Mr. Turner was Director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner holds a Bachelor of Arts degree in biology from the University of Notre Dame and a Master of Science degree in wildlife ecology from the University of Michigan. Mr. Turner is also a Director of Peabody Energy Company where he serves on the Compensation and Nominating and Corporate Governance Committees; International Paper Company where he chairs the Governance and Public Policy and Environment Committees; and, American Electric Power Company, Inc. where he is a member of the Audit, Corporate Governance and Environmental Health and Safety Committees. He is also a managing partner in The Triangle X Ranch in Wyoming. Mr. Turner is Chairman of the Ruckelshaus Institute of Environmental Natural Resources at the University of Wyoming and Senior Associate of The Conservation Fund. Mr. Turner is a member of Ashland’s Environmental, Health and Safety and Governance and Nominating Committees.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2009, for Ashland’s non-employee directors as of September 30, 2009. Compensation paid to Mr. O’Brien, Chairman of the Board and Chief Executive Officer, is disclosed in the Summary Compensation Table to this proxy statement and is not included in this table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Roger W. Hale	105,000	408,383	0	0	0	0	513,383

Dr. Bernadine P. Healy	97,500	408,383	0	0	0	0	505,883

Kathleen Ligocki	105,000	417,174	0	0	0	0	522,174

Vada O. Manager	90,000	410,887	0	0	0	0	500,887

Barry W. Perry	90,000	421,836	0	0	0	0	511,836

Mark C. Rohr	97,500	410,887	0	0	0	0	508,387

George A. Schaefer, Jr.	105,000	408,384	0	0	0	0	513,384

Theodore M. Solso	117,500	408,384	0	0	0	0	525,884

John F. Turner	90,000	421,440	0	0	0	0	511,440

Michael J. Ward	97,500	408,384	0	0	0	0	505,884

(1)	For fiscal 2009 Ms. Ligocki and Messrs. Perry, Solso and Ward deferred their fees into the Directors’ Deferral Plan.

(2)	The dollar amount for each non-employee director shown in this column (c) represents the amount recognized in fiscal year 2009 for financial accounting purposes pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123 (revised) (“FAS 123R”) for (i) unvested restricted stock units, and (ii) 1,000 shares of restricted Ashland Common Stock granted to Ms. Ligocki, and Messrs. Manager, Perry, Rohr and Turner upon their election as directors.

Each non-employee director received a grant of 12,121 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 29, 2009, with a grant date market value of $100,000. Each restricted stock unit is equivalent to a share of Ashland Common Stock. The restricted stock units vest as described in the Restricted Shares/Units section of this proxy statement. The amounts in column (c) represent $408,383 for each director recognized as an expense in fiscal 2009 for financial accounting purposes under FAS 123R.

Each non-employee director is granted 1,000 shares of restricted Ashland Common Stock upon becoming a director. This grant vests as described in the Restricted Shares/Units section of this proxy statement. The amounts in this column (c) also include the amount recognized as an expense in fiscal 2009 for financial accounting purposes under FAS 123R as follows: as to Ms. Ligocki, $8,790; Mr. Manager, $9,352; Mr. Perry, $13,452; Mr. Rohr, $9,352; and Mr. Turner, $13,056. For restricted stock, the grant date fair value is calculated using the closing price of Ashland Common Stock as reported on the NYSE on the date of grant.

As of September 30, 2009, the following table identifies the aggregate amount of outstanding stock and option awards granted to each current non-employee director.

Name	Shares of Restricted Ashland Common Stock (#)	Restricted Stock Units of Ashland Common Stock (a) (#)	Outstanding Ashland Stock Options (b) (#)
Roger W. Hale	1,000	16,159	16,474

Dr. Bernadine P. Healy	1,000	16,159	20,036

Kathleen Ligocki	1,000	16,159	12,912

Vada O. Manager	1,000	14,153	0

Barry W. Perry	1,000	16,159	0

Mark C. Rohr	1,000	14,153	0

George A. Schaefer, Jr.	1,000	16,159	16,474

Theodore M. Solso	1,000	16,159	12,912

John F. Turner	1,000	16,159	0

Michael J. Ward	1,000	16,159	12,912

(a)	Includes credit for reinvested dividends allocated since the grant date.

(b)	No stock options have been granted to non-employee directors since January 26, 2006.

Annual Retainer

Ashland’s non-employee director compensation program provides: (a) an annual retainer of $90,000 for each director; (b) an additional annual retainer of $20,000 for the Lead Independent Director; (c) an additional annual retainer of $15,000 for the Chair of the Audit Committee and $7,500 for Audit Committee members; and (d) an additional annual retainer of $7,500 for other Committee Chairs.

Non-employee directors may elect to receive all retainers in cash or as shares of Ashland Common Stock. They may also elect to have a portion or all retainers deferred and paid through the Directors’ Deferral Plan. The directors who make an election to defer retainers may have the deferred amounts held as stock units (share equivalents) in the hypothetical Ashland Common Stock Fund or invested under the other available hypothetical investment options under the plan. The payout of the deferred annual retainer occurs upon termination of service by a director. Directors may elect to have the payout in a single lump sum or in installments, not to exceed 15 years. For deferrals before January 1, 2005, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), amounts in the directors’ deferral accounts will be automatically distributed as a lump sum in cash to the director. For deferrals on and after January 1, 2005, distributions for such deferrals will be made pursuant to each director’s election and valued at the time of the distribution.

Restricted Shares/Units

Pursuant to Ashland’s incentive plans, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

Each non-employee director also receives an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $100,000. The restricted stock units will vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a change in control, the restricted stock units immediately vest. A director may elect before the restricted stock units vest to have his or her vested units paid in shares of Ashland Common Stock or in cash after the director terminates from service.

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other shareholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own the lesser of (i) 12,500 shares or units of Ashland Common Stock, or (ii) Ashland Common Stock having a value of at least five times their base annual retainer of $90,000. In addition, any director who acquires Ashland shares via option exercise for options granted after February 2005 must retain 50% of the net shares acquired for at least 12 months or such earlier time as the individual ceases to be a director of Ashland. Each newly elected director has five years from the year elected to reach this ownership level. All of Ashland’s current directors have attained the minimum stock ownership levels based on holdings as of October 31, 2009.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The information described below is published on Ashland’s website (http://investor.ashland.com). These documents are also available for free in print to any shareholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”).

•

Ashland also requires compliance with its code of business conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a current report on Form 8-K.

•

Each of Ashland’s Board Committees, including the Audit Committee, G&N Committee, and Personnel and Compensation Committee (“P&C Committee”), has adopted charters defining their respective purposes and responsibilities.

•	Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, and P&C Committee of the Board.

•

Ashland has designated a Lead Independent Director to coordinate the activities of the independent directors. The Lead Independent Director must be an independent director and is appointed by the Board. In addition to the duties of all Board members, the Lead Independent Director advises the Chairman of the Board. The Lead Independent Director also coordinates with the Chairman of the Board to determine the appropriate schedule of meetings; places any item he or she determines is appropriate on the Board’s agenda; directs that specific materials be included in Board mailings and works with the G&N Committee to assess the quality, quantity and timeliness of the flow of information from management to the Board; directs the retention of consultants and advisors to report directly to the Board; coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto; and develops the agenda for and coordinates executive sessions of the Board’s independent directors; and acts as principal liaison with the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters. Mr. Solso is currently the Lead Independent Director. In November 2009, the non-management directors of the Board designated Mr. Perry to serve in this capacity beginning after Ashland’s 2010 Annual Meeting through the 2011 Annual Meeting.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2009. During this review, the Board considered relationships and transactions between each director, any member of his or her immediate family, and his or her affiliates, and Ashland and its subsidiaries and affiliates.

As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that Messrs. Hale, Manager, Perry, Rohr, Schaefer, Solso, Turner and Ward and Dr. Healy and Ms. Ligocki are each independent of Ashland and its affiliates. Mr. O’Brien, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under the federal securities laws. Ashland’s Board of Directors has concluded that the following relationships between Ashland and the director-affiliated entities are immaterial pursuant to the Standards and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy.

Mark C. Rohr, a director of Ashland, is Chairman of the Board and Chief Executive Officer of Albemarle Corporation (“Albemarle”). During fiscal 2009, Ashland paid Albemarle approximately $5.5 million and Albemarle paid Ashland approximately $5.9 million for certain products and/or services.

Theodore M. Solso, a director of Ashland, is Chairman of the Board and Chief Executive Officer of Cummins Inc. (“Cummins”). During fiscal 2009, Ashland paid Cummins approximately $109,000 for certain products and services, and Cummins paid Ashland approximately $30.0 million for goods and services. The monies paid to Ashland by Cummins were primarily paid for the initial fill of engines with oil and lubricants, as well as for lubricants supplied to Cummins and its distributors. Additionally, Valvoline, a division of Ashland, and Cummins are partners in joint ventures in Argentina, Brazil, China and India. The joint ventures market lubricants for servicing heavy duty engines and equipment.

Michael J. Ward, a director of Ashland, is Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). During fiscal 2009, Ashland paid CSX and its subsidiaries approximately $6.4 million for transportation services, and CSX paid Ashland approximately $250,000 for certain products and/or services.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which Ashland was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to the Related Person Transactions Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interest, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to annually identify potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction to determine if it is a transaction with a related person. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a related person transaction. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chairman of the G&N Committee is authorized to make a determination and promptly report such in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Certain transactions have been determined by the Board of Directors to NOT be related person transactions, and therefore fall outside the scope of the Policy, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

a.	compensation to a director or executive officer which is or/will be disclosed in Ashland’s proxy statement;

b.	compensation to an executive officer which is approved by the P&C Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer;”

c.	a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

d.	a transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee, or similar services; and

e.	a transaction in which the related person’s interest arises solely from the ownership of Ashland stock and all shareholders receive the same benefit on a pro rata basis.

Communication with Directors

The Board of Directors has established a process by which shareholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. Each of Ashland’s then current directors were present at the Annual Meeting held on January 29, 2009.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and P&C Committees of the Board meet in executive session during every Committee meeting. Other Board Committees meet in executive session at the discretion of the Committee members.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified, or express mail to the Corporate Secretary of Ashland at 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Such suggestions must be received no later than September 1, 2010, to be considered by the G&N Committee for inclusion as a director nominee for the 2011 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical or consumer marketing industries; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an Annual Meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that a shareholder provide written notice of intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. Public disclosure may include a public filing with the SEC.

The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•

A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•

A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has five committees: Audit Committee; Environmental, Health and Safety Committee; Finance Committee; G&N Committee; and P&C Committee. All Committees are composed entirely of independent directors. During fiscal 2009, nine meetings of the Board were held. Each current director attended at least 75% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 91%. The following table describes the members of each of the Committees, its primary responsibilities and the number of meetings held during fiscal 2009.

Meetings and Current Members	Summary of Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2009: 8

The Committee also met 4 times to discuss and review Ashland’s earnings and to approve Ashland’s earnings press releases.

Members:

Roger W. Hale (Chairman)

Bernadine P. Healy

Kathleen Ligocki

Mark C. Rohr

George A. Schaefer, Jr.

•     Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports

•     Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting)

•     Oversees performance of Ashland’s internal audit function and independent auditors, who report directly to this Committee

•     Evaluates the independence and performance of the independent auditors

•     Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors

•     Reviews the effectiveness of Ashland’s legal and regulatory compliance programs

•     Discusses the overall scope and plans for audits with both internal and independent auditors

•     Reviews and investigates any matters pertaining to the integrity of management

•     Establishes and maintains procedures for handling complaints regarding accounting and auditing matters

•     Reviews Ashland’s risk management policies and assessment processes

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE Meetings in fiscal 2009: 4 Members: Kathleen Ligocki (Chairman) Bernadine P. Healy Barry W. Perry Mark C. Rohr John F. Turner

•     Oversees and reviews Ashland’s environmental, health and safety policies, programs, practices, risks, competitors’ activities and industry best practices

•     Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts

•     Reports to the Board concerning implementation of environmental health and safety policies and assists the Board in assuring Ashland’s compliance with policies

Meetings and Current Members	Summary of Responsibilities
FINANCE COMMITTEE Meetings in fiscal 2009: 9 Members: Michael J. Ward (Chairman) Roger W. Hale Vada O. Manager George A. Schaefer, Jr. Theodore M. Solso

•     Reviews Ashland’s current and contemplated funding requirements

•     Oversees significant financial issues such as capital structure, dividend action, offerings of debt or equity securities and major borrowings

•     Reviews financial post-audits of major investments

•     Oversees funding and investment policy related to employee benefit plans

•     Monitors and reviews Ashland’s use of derivatives

GOVERNANCE AND NOMINATING COMMITTEE Meetings in fiscal 2009: 4 Members: George A. Schaefer, Jr. (Chairman) Bernadine P. Healy Barry W. Perry Theodore M. Solso John F. Turner

•     Recommends nominees for the Board of Directors and its Committees

•     Reviews suggested potential candidates for the Board

•     Recommends desirable size and composition of the Board and its Committees

•     Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation

•     Reviews corporate governance guidelines, corporate charters and proposed amendments to the articles and by-laws of Ashland

•     Reviews transactions pursuant to the Related Person Transaction Policy

•     Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles

•     Oversees the evaluation of the Board

•     Reviews the process for succession planning for the executive management of Ashland

•     Reviews all Committee charters

•     Reviews and makes recommendations to address shareholder proposals

Meetings and Current Members	Summary of Responsibilities
PERSONNEL AND COMPENSATION COMMITTEE Meetings in fiscal 2009: 7 Members: Theodore M. Solso (Chairman) Kathleen Ligocki Vada O. Manager Barry W. Perry Michael J. Ward

•     Ensures Ashland’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests, and emphasize pay for performance linkage

•     Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer

•     Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers

•     Oversees the execution of senior management succession plans

•     Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements, and/or any other special or supplemental benefits covering any current or former executive officer

•     Adopts, amends, terminates and performs other settlor functions for Ashland’s benefit plans

•     Oversees the implementation and administration of Ashland’s compensation plans, including the funding of the plans

•     Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking

•     Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax liability

•     Oversees the preparation of the annual report on executive compensation

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2009 were Theodore M. Solso (Chairman), Kathleen Ligocki, Vada O. Manager, Barry W. Perry and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Principles and Objectives of Ashland’s Executive Compensation Program

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program is designed to reflect the individual executive’s contribution and the performance of Ashland. The core principles of Ashland’s approach to executive compensation design and evaluation are as follows:

•

Programs should create alignment between the interests of the executives and the shareholders by ensuring that compensation opportunity for executives is linked to building long-term shareholder value through the achievement of the financial and strategic objectives of Ashland.

•	Programs should provide competitive, market-driven compensation to attract and retain executive talent for the long-term.

•

Compensation should generally be targeted between the median and 75th percentile of the market when compared to the compensation of individuals in similar-sized organizations in the chemical industry as well as general industry.

•	The concept of opportunity is important. We believe individuals should have the opportunity to do well when Ashland does well, and that total compensation should vary in relation to our performance.

•

There should be a balance between fixed and variable compensation, with variable compensation constituting a larger portion of an executive’s total compensation the more senior the executive. The targeted pay mix for an executive should also be aligned with market competitive practices.

•	Programs should promote ownership of Ashland stock to align the interests of management and shareholders.

•	Incentive compensation should not promote excessively risky behavior that could threaten the long-term value of Ashland.

The 2009 global economic recession affected existing programs and created the need to take additional actions. Below is a listing of the key actions taken in fiscal 2009:

•

Salary Reduction/Furlough Program—All members of Ashland’s Operating Committee took a temporary pay reduction. The temporary pay reduction was equivalent to three weeks of pay or 5.7% of annual base salary. For most other employees in the United States and Canada, a two week furlough program was implemented. Outside of the United States and Canada, a voluntary furlough program was offered and had significant participation.

•	Salary Freeze—A global salary freeze was implemented for fiscal 2009.

•

Incentive Compensation Plan Design—To insure that no payout under the Incentive Compensation program would occur unless Ashland met its financial debt covenants, for fiscal 2009 two minimum performance thresholds for EBITDA and Working Capital Efficiency were established. Achievement of these minimum performance thresholds was required in order for the plan to be funded. These performance thresholds are discussed on page 31.

•

Long Term Incentive Plan (LTIP) Payment Declined—The Chief Executive Officer, Chief Financial Officer and General Counsel all declined receipt of their LTIP award payments otherwise paid to participants in Ashland Common Stock.

•	Perquisites—Several changes to perquisites occurred:

¡	Personal Use of Aircraft Eliminated—Ashland’s Aviation department was closed in January 2009.

¡	Financial Planning Reduced—The amount executives may be reimbursed for financial and tax planning was reduced.

Other actions taken in 2009, which are described further in this Compensation Discussion and Analysis include:

•	An assessment of risk related to Incentive Plans

•	Implementation of a “clawback” policy that is effective with incentive plan years beginning October 1, 2009

•	Modifications of change in control agreements to eliminate the excise tax gross up for agreements entered into after July 2009

This Compensation Discussion and Analysis describes the overall executive compensation policies and practices at Ashland and specifically analyzes the total compensation for the following named executive officers:

•	James J. O’Brien, Chairman and Chief Executive Officer

•	Lamar M. Chambers, Senior Vice President and Chief Financial Officer

•	David L. Hausrath, Senior Vice President and General Counsel

•	Theodore L. Harris, Vice President and President, Ashland Performance Materials, Global Supply Chain and Environmental, Health and Safety; and

•	Samuel J. Mitchell, Vice President and President, Ashland Consumer Markets

Oversight of Ashland’s Executive Compensation Program

The Personnel & Compensation (“P&C”) Committee’s Role

The P&C Committee is composed of independent directors and is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee regularly reviews Ashland’s compensation practices, and when making decisions considers:

•	Ashland’s compensation philosophy;

•	Ashland’s financial and operating performance;

•	Individual performance of executives;

•	Compensation policies and practices for Ashland employees generally; and

•	Practices and executive compensation levels within peer and similarly-sized general industry companies.

The P&C Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests, and emphasize the pay for performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The P&C Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives and, based on these evaluations after an executive session of the P&C Committee, sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and equity compensation;

•	Review and approve compensation of all key senior executives and elected corporate officers;

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland;

•	Adopt, amend, terminate the benefit plans of the Company, and perform any other design functions in connection with the Company’s employee benefit plans;

•

Oversee the implementation and administration of the compensation plans of the Company, including pension, welfare, incentive and equity-based plans, and ensure that these plans are consistent with the Company’s general compensation policies;

•	Monitor and evaluate the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking;

•	Oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility; and

•	Oversee the development and execution of Chief Executive Officer and senior management development and succession plans and report to the Board periodically on such plans.

The P&C Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs the P&C Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Vice President, Human Resources and Communications regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources-Global Total Rewards function at Ashland and its compensation consultant; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels within peer and non-peer companies.

The P&C Committee meets in executive session for a portion of each meeting.

Management’s Role

Management plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer (and the other members of the Executive Committee in certain instances), in consultation with the P&C Committee’s independent executive compensation consultant and the Vice President, Human Resources and Communications, develops compensation recommendations for the Committee’s consideration including:

•	business performance targets and objectives that are tied to Ashland’s annual and long-term incentive plans;

•	plan design changes based on competitive analysis of executive pay practices;

•	individual performance evaluations;

•	recommendation of base salary and target bonus opportunities;

•	the mix of restricted stock, stock appreciation rights and performance unit grants;

•	recommendation of adjustments to the reported financial results for purposes of determining annual incentive payments; and

•	recommendation of adjustments to the award.

The Chief Executive Officer takes various factors into consideration when making individual compensation recommendations including: the relative importance of the executive’s position within the organization; the individual tenure and experience of the executive; and the executive’s individual performance and contributions to Ashland’s results.

Independent Executive Compensation Consultant’s Role

The P&C Committee directly engages Deloitte Consulting LLP (“Deloitte”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. The assessment consists of reviews of:

•	the competitiveness of compensation provided to Ashland’s key executives;

•	Ashland’s peer group for pay and performance comparisons;

•	Ashland’s executive stock ownership guidelines;

•	Ashland’s executive change in control agreements for key executives;

•	Ashland’s incentive compensation programs for risk; and

•	the degree of difficulty of the performance targets under the Incentive Compensation Plan.

Deloitte’s engagement includes the following on-going work on behalf of the P&C Committee: review of competitive pay practices for outside board members; as needed, reviews of other components of Ashland’s compensation programs including: benefits, perquisites, deferred compensation plans, severance policies and change in control provisions; updates regarding trends in executive and outside board compensation practices; updates regarding changes in regulatory and legislative developments; and reviews of the policies, procedures and charter of the P&C Committee to ensure the P&C Committee is compliant with corporate governance requirements.

In addition to the compensation services provided by Deloitte to the P&C Committee, Deloitte affiliates provided certain services to Ashland consisting of (i) tax services and other tax related services; (ii) merger and acquisition integration consulting services, and (iii) information technology consulting. The P&C Committee believes that, given the nature and scope of these projects, the additional assignments described above did not impair Deloitte’s ability to provide an independent perspective to the P&C Committee’s deliberations about executive compensation.

Factors Considered In Determining Executive Compensation

Competitive Benchmarking

The P&C Committee annually reviews competitive compensation information in order to evaluate if executive pay levels are market competitive and consistent with the Company’s stated compensation philosophy. The competitive compensation information is derived from multiple published survey sources and is based on competitive data for Chemical and general industry companies. Competitive pay data has gathered from the following published survey sources:

•

Towers Perrin “custom data cut” (an analysis based on the following fourteen companies in the chemical industry: Air Products and Chemicals, Inc., Dow Chemical Company, E.I. du Pont de Nemours and Company, Eastman Chemical Company, Ecolab Inc., H.B. Fuller Company, Hexion Specialty Chemicals Inc., International Flavors & Fragrances Inc., Nalco Holding Company, PPG Industries, Inc., PolyOne Corporation, Rohm and Haas Company, Sigma-Aldrich Corporation, The Scotts Miracle-Gro Company, and Terra Industrials Inc.)

•	Watson Wyatt 2008/2009 Top Management Compensation Calculator

•	2008 U.S. Mercer Executive Compensation Database

Competitive compensation information is comprised of both industry-specific and general industry company data because the Company competes for executive talent among a broad array of companies, both within and outside of the Chemical industry. The competitive data is size-adjusted based on statistical regression analysis that is consistent with the Corporate or Business Unit revenue responsibilities for each executive. The benchmarking scope that is used to develop competitive pay levels for Corporate and Distribution executives is reduced to account for the pass-through nature of Distribution’s business. As a result, pay levels for Corporate and Distribution executives are benchmarked using revenue levels that are less than their actual revenue responsibilities. The P&C Committee’s evaluation of pay levels is based on the adjusted revenue data.

Relative Performance Comparisons

To align Ashland’s Executive Compensation Program with the interests of shareholders and to reinforce the concept of pay for performance, Ashland uses relative performance as compared to a select peer group (“Performance Peer Group”) for determination of awards under its Long-Term Incentive Program (LTIP) described on page 33 of this analysis. Return on Investment (ROI) and Total Shareholder Return (TSR) performance are the measures compared. Ashland must achieve median performance relative to the Performance Peer Group for eligible executives to earn a target award under the LTIP. The Performance Peer Group is a sub-set of the S&P Diversified and Specialty Chemical Indices. The peer group may be adjusted for each 3-year performance period depending on changes in the market capitalization of those companies in the S&P Diversified and Specialty Chemical Indices. Ashland believes that the use of published indices as the basis for developing the Performance Peer Group ensures a sufficient level of objectivity. The peer companies typically have a market capitalization between $0.4 billion and $20 billion. The P&C Committee has approved the following companies as the Performance Peer Group for the 2009-2011 LTIP grant, all of which have a market capitalization between $0.4 billion and $20 billion as of January 2009:

Albemarle Corporation	FMC Corp.	PolyOne Corporation
Arch Chemicals, Inc.	H.B. Fuller Company	PPG Industries, Inc.
Balchem Corporation	International Flavors & Fragrances Inc.	RPM International Inc.
Cabot Corporation	The Lubrizol Corporation	Schulman (A.) Inc.
Cytec Industries Inc.	Mineral Technologies Inc.	Sensient Technologies Corporation
Eastman Chemical Company	NewMarket Corporation	Sigma-Aldrich Corporation
Ecolab Inc.	Olin Corporation	Stephan Co.
Ferro Corporation	OM Group, Inc.	Valspar Corporation

The Performance Peer Group has been updated for fiscal 2010 to reflect changes in the S&P Diversified and Specialty Chemicals Indices, which is consistent with Ashland’s prior practice.

Individual Performance Evaluation: Chief Executive Officer

The P&C Committee evaluates the Chief Executive Officer’s performance based on Ashland’s financial performance, the accomplishment of Ashland’s long-term strategic objectives, and the accomplishment of annual objectives, and reviews its determination with the other independent members of the Board. The Chief Executive Officer reviews the status of performance against objectives with the Board at mid-year and again after the close of the fiscal year. The Chief Executive Officer’s individual performance against objectives is used for compensation purposes by the P&C Committee primarily in consideration of a merit adjusted, base salary increase.

Individual performance goals for the Chief Executive Officer include the following:

•	Financial performance (EBITDA, cash flow, and operating income);

•	Compliance and responsible care (achievement of targeted safety goals);

•	Completion of Hercules integration (achievement of synergy and other cost reductions target); and

•	Generation of adequate cash to meet Ashland’s financial obligations and to maintain compliance with all debt covenants.

For fiscal 2009, employees eligible for incentive compensation participate in an individual performance pool designed to recognize outstanding individual performance. Mr. O’Brien is not eligible to participate in the individual performance pool component of the incentive compensation plan. As a result, the determination of Mr. O’Brien’s 2009 annual incentive payment was based entirely on predetermined financial measures. The annual incentive compensation plan is explained in further detail on page 30 of this analysis.

Individual Performance Evaluations: Named Executive Officers other than the Chief Executive Officer

At the beginning of each fiscal year each named executive officer (excluding the Chief Executive Officer) and certain other officers jointly set their annual, individual performance objectives with the Chief Executive Officer. Performance against objectives is reviewed throughout the year on a quarterly basis. At the end of the fiscal year the Chief Executive Officer conducts a final review with each of his direct reports, including each named executive officer and rates their performance using a scale of “Greatly Exceeds Expectations” to “Does Not Meet Expectations.” The Chief Executive Officer then submits to the P&C Committee a performance assessment and compensation recommendation for each of the named executive officers as well as for most other executive officers. The performance evaluations are based on factors such as achievement of Company and individual objectives and contributions to the financial performance of Ashland. Individual performance of the named executive officers is used by the Chief Executive Officer and P&C Committee primarily in consideration of individual merit base salary increases. In addition, individual performance is used in consideration of awards under the individual performance pool of the incentive compensation plan. None of the named executive officers received an individual performance award under this component of the incentive compensation plan in 2009.

Individual performance goals include the achievement of sales, operating income and working capital efficiency objectives compared to targeted goals. They also include specific goals related to: cost reduction, planned expansion into designated markets and geographical areas, organizational effectiveness, operational excellence and process improvement.

Tally Sheets

In January 2009, the P&C Committee reviewed the Compensation Tally Sheet for Mr. O’Brien. The P&C Committee primarily uses the tally sheet information as an overview of the Chief Executive Officer’s total compensation including the value of benefits and perquisites paid, the value of equity holdings, an inventory of stock options and SARs, restricted shares and performance units, and as an analysis of the realized value of equity awards exercised. In addition, the P&C Committee reviews a summary of severance benefits that would be paid upon termination of Mr. O’Brien’s employment under various scenarios to determine the appropriateness of such benefits. The scenarios included in the review are: termination without cause or for good reason after a change in control; termination by Ashland without cause in the absence of a change of control; and voluntary termination. The tally sheet analysis provides the P&C Committee a comprehensive overview of the primary executive compensation components and serves as background information for future compensation decisions. Based on the review of the tally sheets conducted in January 2009, the P&C Committee concluded that Ashland’s executive compensation program was working as intended and that no significant changes were needed.

Elements of Ashland’s Executive Compensation Program

The executive compensation program consists of the following elements of pay:

Annual Cash Compensation

•	Base Salary

•	Annual Incentive Compensation

Long-Term Incentive Compensation

•	Long-Term Incentive Program (“LTIP”)—Performance Units

•	Stock Appreciation Rights (“SARs”)

•	Restricted Shares

Retirement Benefits

Health and Welfare Benefits

Executive Perquisites

Severance Pay Plan

Change in Control Agreements

Pay Mix

Base salary represents a small (less than 20 percent) portion of the Chief Executive Officer’s target compensation and approximately 30 percent of other named executive officers’ target compensation. In fact, on average, at least 70 percent of annual compensation for Ashland’s named executive officers varies each year based primarily upon Ashland’s financial performance. The following charts show the 2009 Total Direct Compensation* mix (based on targeted compensation).

*	Total Direct Compensation represents the sum of base salary + target annual incentive + target long-term incentive. The base salary is the only fixed compensation component. At-risk compensation is equal to the sum of target annual incentive + target long-term incentive.

The components of the Ashland executive total compensation package are generally targeted at the median level of peer and non-peer companies (described under Factors Considered in Determining Executive Compensation), with the exception of the short-term (annual) incentive which is targeted at the top-quartile or 75th percentile of the market. Base salaries are generally targeted at the market median; annual incentive targets are set at the competitive 75th percentile; and long-term incentive opportunities are generally positioned between the median and 75 th percentile. The higher target opportunity for annual incentive drives financial performance and provides Ashland the ability to attract and retain executive talent during a period in which the Company is undergoing a strategic transformation.

Annual Cash Compensation

Annual cash compensation consists of market-competitive base salary and annual incentive compensation. Annual cash compensation for our named executive officers is aligned with the median of the competitive market based on achievement of median financial performance by Ashland.

Base Salary

Base salaries are the foundation for the compensation programs provided to named executive officers, as annual incentive payments, long-term incentive grants, and most employee benefits are linked to base salary. Base salary is designed to compensate executives for services rendered during the fiscal year and for their sustained performance. Base salaries are targeted at the 50th percentile of salaries for individuals having similar jobs in similarly-sized companies in the specialty chemical and general industries. Competitive salary ranges are established for executive positions (including each named executive officer) with the midpoint of the salary range representing the approximate median level of base pay in the competitive market for each position.

Ashland believes that base salary is within the range of competitive practice if it is 20% above or below the desired target. The executive compensation review conducted by Deloitte in November 2008 showed that the average base salary of the Ashland’s executive officers, as a group, was approximately 0.9% above the 50th percentile.

Base salary increases are a reflection of individual performance and of an individual’s pay relative to the salary range midpoint for his or her position. The merit increase process (merit guideline) that is used for most employees including the named executive officers provides for greater increases to the highest-performing employees, up to a maximum of 115% of the salary range midpoint. The merit guideline also provides for greater increases to employees who are below their salary range midpoint and are meeting acceptable performance levels. For 2009, a global salary freeze and furlough programs were implemented. Under the furlough program the base pay of all executive officers who were members of the Operating Committee was temporarily reduced during the furlough period by an amount equal to three weeks of pay, which represents 5.7% of annual base salary.

In years when a merit increase budget is established, the Chief Executive Officer uses the merit guideline as the basis for his salary increase recommendations for named executive officers (excluding himself) and other corporate officers. The Chief Executive Officer has the discretion to adjust merit increase recommendations from the guideline suggested amount based upon such factors as internal equity and individual performance. The P&C Committee reviews the market data provided by Deloitte and the individual performance evaluations and merit increase recommendations submitted by the Chief Executive Officer to approve salary increases for the named executive officers and other corporate officers.

The same merit guidelines are used by the P&C Committee when evaluating the merit increase for the Chief Executive Officer. After reviewing the merit guideline, the competitive market data and the Chief Executive Officer’s individual performance relative to pre-established objectives (including a review of the Chief Executive Officer’s self assessment), the P&C Committee, in executive session without management present, develops a recommended salary increase for the Chief Executive Officer. Final compensation actions for the Chief Executive Officer are approved by the independent Board members. Base salary increases for most salaried employees including the named executive officers are typically effective the first pay period in April.

Annual Incentive Compensation

The annual cash incentive is designed to compensate executives for the achievement of annual, primarily short-term performance goals. The named executive officers and approximately 240 additional senior employees participated in the 2009 incentive compensation plan. The plan provides an opportunity for each participant to earn a targeted percentage of base salary based on achievement of company-wide or business unit performance targets. The target annual incentive opportunity is higher for the Chief Executive Officer relative to the other named executive officers based upon market competitive data. The table below reflects the targeted annual incentive opportunity:

Executive	Annual Incentive Target as a Percentage of Base Salary	Target 2009 Annual Incentive
Mr. O’Brien	120%	$1,337,400
Mr. Chambers	90%	$337,500
Mr. Hausrath	90%	$412,650
Mr. Harris	75%	$270,000
Mr. Mitchell	90%	$305,550

In January 2009, the P&C Committee reviewed and approved measures and target performance levels for the 2009 incentive compensation. To insure that no payout would occur unless Ashland met its financial debt covenants, two minimum performance thresholds were established in order for the plan to be funded. The performance thresholds required Ashland to achieve a minimum of $700M in EBITDA and a maximum of 15.70% in Working Capital Efficiency* for any incentive compensation to be paid based on the established performance measures. The 2009 performance measures were Operating Income and Working Capital Efficiency. The Working Capital Efficiency measurement focused on three key cash flow drivers, which were accounts receivable, inventory and accounts payable, and was measured on a percentage of sales. This measurement was chosen because Working Capital Efficiency, like Operating Income, was viewed as a critical measure of Ashland’s value given the economic downturn and tightening credit markets. The P&C Committee believes the use of both of these measures helps balance management decision-making on both profit growth and working capital management. It also believes that these objectives represent measures that are important to our shareholders. The weighting and business unit focus of the measures for each named executive officer is as follows:

Messrs. O’Brien, Chambers	80% weight on Ashland’s Operating Income performance
Hausrath and Harris	20% weight on Ashland’s “Working Capital Efficiency” performance

Mr. Mitchell	20% weight on Ashland’s Operating Income performance
60% weight on Ashland Consumer Markets’ Operating Income performance
20% weight on Ashland Consumer Markets’ “Working Capital Efficiency” performance

*	“Working Capital Efficiency” is defined as (accounts receivable + inventory – accounts payable)/sales measured on a thirteen month average basis.

For each of the measures previously listed, the P&C Committee established a minimum (hurdle), target and maximum performance level. The target annual incentive opportunity for each of the named executive officers is positioned at approximately the 75th percentile in order to drive financial performance and to attract and retain executive talent during a period in which the Company is undergoing a strategic transformation. To validate that the performance targets under the annual incentive plan are sufficiently difficult, the P&C Committee compared Ashland’s 2009 performance targets to the actual fiscal 2008 results, the fiscal 2009 budget and the fiscal 2009 forecasts, to assess the rigors of the goals. Based on this review, the P&C Committee confirmed that Ashland’s targeted level of performance required high levels of performance in order to achieve target-level incentive award payouts.

For executives who participated in the prior annual incentive plan of Hercules Incorporated (“Hercules”), a safety modifier continued to apply to their 2009 annual incentive compensation award.

Consistent with past practice and based on a core set of principles and adjustment criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which 2009 incentives were determined to account for the effect of certain items. The adjustments were intended to ensure that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified. For fiscal 2009, the P&C Committee adjusted operating income for certain gains on sales of assets, the impact of the cumulative effect of changes in accounting methodology, certain restructuring, the impact of fluctuations in foreign currencies and other special items.

Operating Income Performance and Incentive Compensation Scores

FY2009—Adjusted Actual

($, Thousands)

On an adjusted basis, actual operating income performance for fiscal 2009 relative to target was as follows:

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (150% Payout)	2009 Adjusted Operating Income	Operating Income Component Percent of Target Award Earned
Functional Ingredients	$120,629	$153,703	$186,777	$91,118	0.0%
Water Technologies	$89,954	$144,034	$170,195	$108,977	48.1%
Performance Materials	$44,201	$87,115	$100,182	$26,221	0.0%
Consumer Markets	$94,258	$117,823	$147,279	$252,206	150.0%
Distribution	$40,000	$92,211	$106,043	$56,692	45.6%
Ashland Inc.	$374,042	$574,886	$690,476	$538,808	85.4%

On an adjusted basis, actual working capital efficiency performance for 2009 relative to target was as follows:

Working Capital Efficiency (WCE) Performance and Incentive Compensation Scores

FY2009—Adjusted Actual

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (150% Payout)	2009 Adjusted WCE	WCE Component Percent of Target Award Earned
Functional Ingredients	26.69%	25.58%	25.05%	27.93%	0.0%
Water Technologies	15.81%	15.11%	14.59%	15.46%	60.0%
Performance Materials	11.67%	11.06%	10.60%	10.96%	111.1%
Consumer Markets	14.88%	14.38%	14.01%	14.88%	20.0%
Distribution	13.30%	12.70%	12.25%	12.28%	146.6%
Ashland Inc.	15.70%	15.22%	14.86%	15.02%	127.5%

Based on these results, the annual incentives earned for fiscal 2009 performance were as follows:

Executive	Annual Incentive Target as a Percentage of Base Salary	Target 2009 Annual Incentive	Percent of Target Annual Incentive Earned	Actual 2009 Annual Incentive Paid
Mr. O’Brien	120%	$1,337,400	93.82%	$1,254,749
Mr. Chambers	90%	$337,500	93.82%	$316,643
Mr. Hausrath	90%	$412,650	93.82%	$387,149
Mr. Harris	75%	$270,000	93.82%	$253,314
Mr. Mitchell	90%	$305,550	111.08%	$339,405

In addition, Mr. Harris received a discretionary bonus of $180,000 for his leadership of the successful integration of the former businesses of Hercules with Ashland businesses.

Long-Term Incentive Compensation

Ashland’s long-term incentive compensation is designed to reward key employees for achieving and exceeding long-term goals and driving shareholder return. It is also designed to foster stock ownership among executives. The performance measures used in Ashland’s long-term plan are different than those used in the annual incentive program. This is an intentional design element. The P&C Committee believes that shareholders interests are best served by balancing the focus of executives’ decisions between short-term and longer-term measures. Long-term incentive compensation is comprised primarily of two elements: performance units (“LTIP”) and stock appreciation rights (“SARs”). Restricted Stock is also a component of long-term compensation, but it is granted on a very selective basis, rather than annually.

An overall long-term incentive target opportunity is established based on competitive data, current base salaries and pay band or position. The long-term incentive targets for each of the named executive officers are generally positioned between the median and 75th percentiles of competitive practice. The target long-term incentive opportunity is expressed as a percentage of base salary or midpoint of the assigned pay band. Mr. O’Brien’s total long-term incentive target relative to that of the other named executive officers is a reflection of the competitive market data for similarly situated executives. The total long-term incentive targets guidelines for Ashland’s named executive officers for 2009 are as follows:

Named Executive Officer	Total Long-Term Incentive Target as a % of Salary
Mr. O’Brien	400%
Messrs. Chambers and Hausrath	175%
Messrs. Harris and Mitchell	140%

The total long-term incentive award opportunity is granted through a combination of performance units and SARs. The P&C Committee has the discretion to vary grant levels upward or downward based upon internal equity comparisons and individual performance. The targets for Messrs. Chambers and Harris were adjusted upwardly to 214% and 180% respectively in recognition of their increased level of job responsibility and the need to retain key talent.

Annual SAR and performance unit grants are typically made concurrent with the date of the P&C Committee meeting in November. Ashland’s process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.

Long-Term Incentive Program (“LTIP”)—Performance Units

The LTIP for certain key employees is a long-term incentive tied to Ashland’s overall financial and total shareholder return performance relative to the financial and total shareholder return performance of the Performance Peer Group. It is designed to encourage and reward executives for achieving longer-term financial that meets or exceeds the relative financial performance of peers. The P&C Committee and management believe that the focus on relative performance encourages management to make decisions that create shareholder value.

Awards under the LTIP are granted annually, with each award covering a three-year performance cycle. The number of performance units awarded is based on a targeted percentage of the employee’s base salary or midpoint of the assigned pay band and valued by the average of the closing prices of Ashland Common Stock for the last ten business days of the prior fiscal year. Awards under the LTIP are not adjusted for nor entitled to receive cash dividends during the performance period.

The following calculation showing how Mr. O’Brien’s target 2009–2011 LTIP grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2008:		$1,114,500
x	LTIP target as a percent of salary:	223%

=	Target 2009–2011 LTIP value:	$2,485,560

Target 2009–2011 grant: $2,485,560/$29.59* = 84,000 performance units

*	average of closing prices of Ashland Common Stock for the ten business days ended September 30, 2008.

Actual grants under the 2009–2011 LTIP for Ashland named executive officers were as follows:

Named Executive Officer	LTIP Target as a % of Salary	Number of Performance Units Granted
Mr. O’Brien	223%	84,000
Mr. Chambers	85%	10,800
Mr. Hausrath	70%	10,800
Mr. Harris	70%	8,000
Mr. Mitchell	70%	8,500

In November 2008, the P&C Committee reviewed and approved measures and target performance levels for the 2009–2011 LTIP. The performance period for this LTIP began on October 1, 2008 and ends on September 30, 2011. For all participants including the named executive officers, the performance measures are Ashland’s return on investment (ROI) and Ashland’s total shareholder return (TSR) performance as compared to the Performance Peer Group over the three-year cycle. In choosing these measures the P&C Committee considered the performance measures used in the other components of Ashland’s executive compensation programs. ROI and TSR are believed to represent an appropriate balance to the shorter-term earnings and working capital efficiency measures used in the annual incentive plan. By balancing the performance measures used, the overall program design encourages management to focus on the overall performance of Ashland and on value creation for our shareholders. ROI is a measurement of the effective use of capital. TSR is a measurement of shareholder value creation, and is defined as the change in Ashland’s stock price plus aggregate dividend payments over the performance period divided by the stock price at the beginning of the performance period.

Each of the performance measures in the LTIP is weighted equally and evaluated separately. The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. For the 2009–2011 LTIP the hurdle was set at the 35th percentile. If Ashland’s performance is below the 35th percentile, no award is earned. To earn the target award, Ashland’s performance must be at the 50 th percentile (median) relative to the peers. The performance maximum represents a level of performance that is at the 90th percentile or above, relative to the Performance Peer Group. If the maximum performance is achieved for both relative TSR and ROI, the award earned is 200% of the award opportunity at target. The following chart illustrates these award levels and the corresponding relative performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group		Percent of Target Award Earned
Hurdle	35	th percentile	25%
Target	50	th percentile	100%
Maximum	90	th percentile	200%

In the event performance falls between hurdle and target or target and maximum, the performance units are calculated on a linear basis. The earned amount of the LTIP award is paid in Ashland Common Stock. The award is paid in February following the close of the three-year performance cycle.

Stock Appreciation Rights (“SARs”)

Ashland’s SARs program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. The methodology for determining the number of SARs to be awarded utilizes a variable approach based on a target value determined as a percentage of an individual’s actual base salary or midpoint of the assigned pay band. The actual number of SARs granted is then determined by taking the target value for each participant and dividing by the Black-Scholes value using the average of the closing prices of Ashland Common Stock for the last ten business days of the prior fiscal year as determined by the Black-Scholes method.

The following calculation showing how Mr. O’Brien’s target 2009 SAR grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2008:		$1,114,500
x	Target SAR value as a percent of salary:	177%

=	Target 2009 SAR value:	$1,972,500

Target SAR grant: $1,972,500/$7.89* = 250,000 SARs

*	Black-Scholes value of average of closing prices of Ashland Common Stock for the ten business days ended September 30, 2008.

Actual grants for 2009 for Ashland named executive officers were as follows:

Named Executive Officer	SARs Target as a % of Salary	Number of SARs Granted
Mr. O’Brien	177%	250,000
Mr. Chambers	129%	61,200
Mr. Hausrath	105%	61,200
Mr. Harris	110%	50,000
Mr. Mitchell	70%	30,000

All SARs are granted with an exercise price equal to the closing price of Ashland Common Stock on the NYSE on the date of grant and are not re-valued if the stock price declines below the exercise price. SARs expire on the tenth anniversary plus one month from the date of grant. SARs vest over a three-year period as follows: 50% vest on the 1st anniversary of the grant date; an additional 25% vest on the 2nd anniversary of the grant date; and the final 25% vest on the 3rd anniversary of the grant date.

Restricted Shares

The P&C Committee may award restricted shares of Ashland Common Stock to key employees. A restricted share award is intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Unvested restricted shares that have been deferred to the Ashland Deferred Compensation Plan will receive hypothetical dividends in the form of additional units of restricted stock. Executives who have been awarded unvested restricted shares of Ashland Common Stock receive quarterly dividend payments in the form of cash compensation.

The table below reflects the Restricted Stock grants to Messrs. Chambers and Harris during fiscal 2009. The grant to Mr. Chambers is part of a broader pay arrangement that provides him with a competitive compensation package designed to retain the key talent of the Chief Financial Officer. Mr. Harris’ grants were awarded to recognize his expanded responsibilities and for retention reasons. These grants were recommended by Mr. O’Brien and approved by the P&C Committee.

Named Executive Officer	Grant Date	Restricted Shares Granted	Vesting Period
Mr. Chambers	January 28, 2009	10,000	50% on July 28, 2009 50% on January 28, 2010
Mr. Harris	November 20, 2008	20,000	100% on November 20, 2012
Mr. Harris	July 15, 2009	5,000	50% on July 15, 2011 25% on July 15, 2012 25% on July 15, 2013

Stock Ownership Guidelines

Equity compensation encourages executives to have a shareholder’s perspective in managing Ashland. Consistent with this philosophy, the P&C Committee has established stock ownership guidelines for Ashland’s executive officers and designated key employees. Employees are subject to the stock ownership requirements if they are eligible to participate in Ashland’s LTIP plan. Under these guidelines, each employee has five years from the date he or she becomes subject to a particular guideline to reach the minimum levels of Ashland Common Stock ownership identified by the P&C Committee. The current ownership guidelines are the lesser of the following two metrics:

	Dollar Value of Ashland Common Stock	or	Number of Shares of Ashland Common Stock
Mr. O’Brien	5x salary		125,000
Messrs. Chambers and Hausrath	3x salary		30,000
Messrs. Harris and Mitchell	3x salary		25,000
Range for other LTIP participants	1-3x salary		3,500-25,000

Ashland Common Stock ownership includes the following: shares held in Ashland’s 401(k) Plans and LESOP; equivalent shares held in the non-qualified Deferred Compensation Plan; unvested restricted stock that will vest within five years of the ownership guideline date; and shares held by employees outside of Ashland plans.

The P&C Committee reviews progress towards achieving the ownership guidelines for the covered employees on an annual basis. Based upon the 2009 review, all of the named executive officers had achieved their stock ownership requirements.

Any executive officer, who acquires Ashland stock by exercising options or SARs granted after February 2005, must retain 50% of the net shares acquired for at least 12 months or until such earlier time as the individual ceases to be an executive officer of Ashland.

Risk Assessment

At the request of the P&C Committee, Deloitte performed a risk assessment of Ashland’s incentive plans. The incentive plans analyzed were the Incentive Compensation Plan and Long Term Incentive Plan, both described in this Compensation Discussion and Analysis, as well as the Total Rewards Variable Pay plan which is applicable to Ashland’s broader employee population. The risk assessment was performed to identify potential areas that could encourage participants to take excessive risks, manipulate reported financial results, or to focus on short-term results at the expense of long-term value creation. The assessment included the review of plan documents and communication materials, the analysis of performance measures and plan mechanics and interviews with key individuals involved in the incentive plan design and administration. Below are the key observations made during the assessment:

•	The possibility of “gaming” financial results is greatly reduced due to the high degree of oversight provided.

•

The process to establish and finalize goals includes multiple levels of review that includes corporate level management, executive committee and P&C Committee to ensure the goals are consistent with corporate objectives.

•

The measurements used, such as Operating Income and Working Capital Efficiency, directly tie to Ashland’s audited financial statements. These results are highly scrutinized by Ashland’s Finance and Accounting departments as well as Ashland’s external auditor.

•

Multiple risk mitigators are in place, including performance thresholds required to fund the annual incentive program, the use of multiple performance metrics in the annual incentive plan and LTIP, an emphasis on long-term compensation and stock ownership guidelines.

•	There are multiple “checkpoints” with respect to the accuracy of the data used to calculate the final incentive scores and validation of the individual award payments to the executives.

Deloitte concluded that the incentive plans incorporate a significant amount of rigor and oversight to discourage excessive risk taking or manipulating performance in order to increase incentive award payouts.

Executive Compensation Recovery “Clawback” Policy

Ashland has adopted an Executive Compensation Recovery Policy (“Clawback Policy”) effective for plan years beginning on or after October 1, 2009 for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-related compensation. In the event of a financial restatement due to fraudulent activity or intentional misconduct as determined by the Board of Directors, the culpable executive officer will reimburse Ashland for incentive-related compensation paid to him or her. In addition, the Board of Directors has the discretion to determine whether any of the named executive officers will be required to repay incentive-related compensation, whether or not such named executive officer was involved in the fraudulent activity or misconduct. Ashland has a period of three (3) years after the payment or award is made to seek reimbursement.

Retirement Benefits

The named executive officers participate in the same qualified as well as nonqualified retirement plans that are offered to the majority of Ashland’s qualifying U.S. employees.

Financial security in retirement is an important aspect of every employee’s compensation and this holds true for the named executive officers as well. The combination of tax qualified and non-qualified retirement plans are designed to assist the named executive officers in building savings for retirement over the term of their employment.

The company’s pension and the savings plans are tax-qualified vehicles to provide retirement benefits to the named executive officers and their families. The benefits in these plans are available to most U.S. based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors. The pension plan provides a foundation for retirement security. Each named executive officer may build upon this foundation with his or her own savings and Ashland matching contributions through the savings plan.

The benefits that may be provided under these plans are limited by the Internal Revenue Code. Therefore, these plans standing alone cannot provide sufficient retirement income to the named executive officers when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland also offers the named executive officers non-qualified retirement plans that complement each other and the tax-qualified plans.

The non-qualified excess plans are coordinated with the pension plan to provide the part of the pension benefit that would have been paid through the pension plan but for the limitations on the permissible benefit under the pension plan. The pension plan may not include named executive officers’ variable compensation in its formula, so a supplemental benefit is calculated using base compensation and incentive compensation. To avoid duplicative payments, the supplemental benefit is reduced by the benefits from the pension plan and the non-qualified excess plan.

The named executive officer’s contributions to the savings plan are also limited by law, which means their potential Ashland matching contributions are also limited. The Ashland match that could not be made to the savings plan will be paid to the named executive officers (as well as any affected employee) as additional compensation. Ashland’s deferral plan allows the named executive officers to annually make a separate deferral election so that the named executive officers can save additional amounts from their own pay than they are allowed to save in the savings plans.

Health and Welfare Benefits

The health of all employees is important to Ashland as is the need to provide for financial security to the families of employees who may become ill, disabled, or die during active employment. To these ends, Ashland provides a wide variety of health and welfare benefit plans to a majority of its active United States workforce. These same plans are offered to the named executive officers for the same reasons as they are offered to the majority of the rest of the active workforce. These plans include medical, dental, vision, life, accidental death and dismemberment, business travel and accident coverage and long-term care insurance. These benefits are targeted at median competitive levels.

Executive Perquisites

Perquisites do not comprise a major element of Ashland’s executive compensation program. The perquisites Ashland provides to the named executive officers and other selected executives include financial planning (including tax preparation) and home security systems and monitoring.

Mr. O’Brien and Mr. Hausrath participated in the financial planning and home security programs. The other named executive officers participated in only the financial planning program.

The P&C Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The P&C Committee has determined the perquisites to be within the appropriate range of compensation practices. Details about the named executive officers’ perquisites, including the cost to Ashland in fiscal 2009, are available in footnote (6) to the Summary Compensation Table.

Severance Pay Plan

The named executive officers are covered by the Salary Pay Plan that provides benefits in the event of a covered termination in absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance, or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as, but not limited to, termination for cause and voluntary resignation.

A detailed description of these agreements is included in the Potential Payments upon Termination or Change in Control section of this proxy statement.

Change in Control Agreements

Each named executive officer has a change in control agreement that sets forth the economic consequences and entitlements for a termination without cause or for good reason after a change in control.

The primary purpose of these protections is to align executive and shareholder interests by enabling the executives to assess possible corporate transactions without regard to the affect such transactions could have on their employment.

The form of change in control agreement was updated in July 2009. Agreements entered into after July 2009 will not include a “conditional gross-up” for excise and related taxes.

A detailed description of these agreements is included in the Potential Payments upon Termination or Change in Control section of this proxy statement.

Deductibility of Compensation

Ashland attempts to maximize the tax deductibility of the compensation paid to its executives. However, tax rules may limit the tax deductibility of certain types of non-performance based compensation paid to the named executive officers. As a result of these rules, it is expected that approximately $200,000 of named executive officer compensation paid in 2009 will be nondeductible.

Ashland considers the tax deductibility of compensation awarded to the named executive officers, and weighs the benefits of: (1) awarding compensation that may be nondeductible against and (2) contingencies required by the tax laws. The P&C Committee believes that in certain circumstances the benefit of awarding nondeductible compensation exceeds the benefit of awarding deductible compensation that is subject to contingencies derived from the tax laws instead of sound business discretion.

In addition, Ashland considers various other tax rules governing named executive officer compensation, including (but not limited to) tax rules relating to fringe benefits, qualified and non-qualified deferred compensation, and compensation triggered by a change in control.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The P&C Committee has reviewed the Compensation Discussion and Analysis appearing on pages 22 through 39 of this proxy statement and discussed that Analysis with management. Based on its review and discussions with management, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2009 and Ashland’s proxy statement for its 2010 Annual Meeting of Shareholders. This report is provided by the following independent directors who comprise the P&C Committee:

PERSONNEL AND COMPENSATION

COMMITTEE

Theodore M. Solso, Chairman

Kathleen Ligocki

Vada O. Manager

Barry W. Perry

Michael J. Ward

Summary Compensation Table

The following table is a summary of compensation information for up to the last three fiscal years, the most recent of which ended September 30, 2009, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers as of September 30, 2009.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	2009	1,069,720	0	583,809	1,176,579	1,254,749	974,581	88,185	5,147,623
Chairman of the Board and CEO	2008	1,110,925	0	1,142,774	1,585,670	445,355	0	103,457	4,388,181
	2007	1,062,045	0	1,457,124	1,751,064	890, 051	1,323,986	128,211	6,612,481

L. M. Chambers	2009	352,746	0	380,816	122,093	316,643	568,687	25,783	1,766,768
Senior Vice President and CFO	2008	320,476	0	65,591	87,795	84,760	0	17,533	576,155

D. L. Hausrath	2009	431,291	0	59,564	266,759	387,149	444,232	38,905	1,627,900
Senior Vice President and General Counsel	2008	446,199	0	323,380	371,192	137,413	0	39,331	1,317,515
	2007	421,437	0	372,421	390,263	271,914	59,055	33,023	1,548,113

T. L. Harris	2009	330,372	180,000	176,554	115,534	253,314	190,025	17,849	1,263,648
Vice President and President of Performance Materials and Global Supply Chain

S. J. Mitchell	2009	319,353	0	171,447	129,484	339,405	390,723	33,409	1,383,821
Vice President and President of Ashland Consumer Markets	2008	333,777	0	185,281	172,445	326,022	53,119	30,360	1,101,004
	2007	325,574	0	200,412	191,855	347,650	105,060	31,904	1,202,455

(1)	Mr. Harris received a discretionary bonus of $180,000 for his leadership of the successful integration of the former businesses of Hercules with the Ashland businesses.

(2)	This column (e) shows the dollar amount recognized as an expense in fiscal year 2009 for financial reporting purposes measured in accordance with FAS 123R for (i) outstanding unvested restricted stock granted in fiscal 2009 or previous years and (ii) performance unit awards (LTIP grants) granted in fiscal 2009 or previous years.

For restricted stock grants, the grant date fair value is calculated using the closing price of Ashland Common Stock on the date of grant.

For LTIP grants, the accrual for performance units is based on a combined valuation of the original grant date and an updated estimate of the likely performance achievement for expense purposes under FAS 123R. Any amounts actually paid are dependent on Ashland and peer performance achievements within the award’s applicable time period, which at this point are substantially uncertain. The LTIP is more particularly described in the Compensation Discussion and Analysis and under the Grants of Plan-Based Awards table in this proxy statement.

(3)

This column (f) shows the dollar amount recognized as an expense in fiscal year 2009 for financial reporting purposes under FAS 123R for unvested SARs. Pursuant to SEC rules, these dollar amounts disregard the estimate of forfeitures related to service based vesting conditions. The grant date fair value is calculated using the Black-Scholes valuation model and various stock price assumptions as further described in Note N to the Notes to Consolidated Financial Statements in Ashland’s 2009 Form 10-K.

(4)	This column (g) identifies the amounts earned with respect to fiscal 2009 performance and to be paid in December 2009 for annual incentive awards based on targets established in early fiscal 2009 under the 2006 Ashland Incentive Plan (the “Ashland Incentive Plan”). The Ashland Incentive Plan is described in the Compensation Discussion and Analysis and under the Grants of Plan-Based Awards table in this proxy statement.

(5)	Ashland’s nonqualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, the amounts in column (h) represent only the one year change between September 30, 2008 and September 30, 2009 in the present value of accrued benefits under three plans, a qualified defined benefit plan and two nonqualified defined benefit plans. This corresponds to the plans’ measurement date used for financial reporting purposes. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement.

The present values at September 30, 2008 and September 30, 2009 were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans).

(6)	Amounts reported in this column (i) for fiscal 2009 are composed of the following items:

	J. J. O’Brien	L. M. Chambers	D. L. Hausrath	T. L. Harris	S. J. Mitchell
Employee Savings Plan Match (a)	$13,475	$12,640	$13,220	$12,719	$11,836
Supplemental Employee Savings Plan Match (b)	44,185	4,956	10,501	4,858	5,010
Life Insurance Premiums (c)	2,442	893	1,375	272	411
Tax Reimbursements (d)	14,799	194	0	0	4,357
Other (e)	13,284	7,100	13,809	0	11,795

Total	$88,185	$25,783	$38,905	$17,849	$33,409

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Employee Savings Plan.

(b)	The amounts in this row represent payments by Ashland for the named executive officers that would have been made as matching contributions to the Employee Savings Plan, but for the limitations placed on such contributions under the Internal Revenue Code.

(c)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(d)	The amounts in this row represent the value of taxes owed by the named executive officer reimbursed by Ashland during the fiscal year.

(e)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services and monitoring of home security systems, none of which exceeded $25,000 as a category for any named executive officer.

Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual and long term incentive awards, SARs and restricted stock granted during fiscal 2009 to each of the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
J. J. O’Brien	11/20/08	267,480	1,337,400	2,006,100
	11/19/08				21,000	84,000	168,000				2,405,760
	11/20/08								250,000	10.72	1,100,000

L. M. Chambers	11/20/08	67,500	337,500	506,250
	11/19/08				2,950	11,800	23,600				337,952
	11/20/08								61,200	10.72	269,280
	01/28/09							10,000			94,900

D. L. Hausrath	11/20/08	82,530	412,650	618,975
	11/19/08				2,950	11,800	23,600				337,952
	11/20/08								61,200	10.72	269,280

T. L. Harris	11/20/08	54,000	270,000	405,000
	11/19/08				2,125	8,500	17,000				243,440
	11/20/08								50,000	10.72	220,000
	11/20/08							20,000			214,400
	07/15/09							5,000			142,000

S. J. Mitchell	11/20/08	61,110	305,550	458,325
	11/19/08				2,000	8,000	16,000				229,120
	11/20/08								30,000	10.72	132,000

(1)	The dollar amounts in these columns represent the potential annual incentive amounts related to goals established in early fiscal 2009 under the Ashland Incentive Plan for performance during fiscal 2009. The actual dollar amounts earned will be paid in December 2009. These dollar amounts are included in column (g) in the fiscal 2009 row of the Summary Compensation Table.

(2)	The amounts in these columns represent LTIP grants for the 2009-2011 performance period under the Ashland Incentive Plan. Payments, if any, under this award will be made in shares of Ashland Common Stock on a one-for-one basis at the end of the three-year performance period.

(3)	On January 28, 2009, Mr. Chambers received a grant of 10,000 shares of restricted Ashland Common Stock pursuant to the Ashland Incentive Plan. The grant vested 50% on July 28, 2009, and the remaining 50% of the grant will vest on January 28, 2010. On November 20, 2008 and July 15, 2009, Mr. Harris received grants of 20,000 and 5,000 shares, respectively, of restricted Ashland Common Stock pursuant to the Ashland Incentive Plan. The November 2008 grant will vest in full on November 20, 2012. The July 2009 grant will vest 50% on July 15, 2011, 25% on July 15, 2012 and 25% on July 15, 2013.

(4)	All the awards identified in column (j) are for SARs granted under the Ashland Incentive Plan. All SARs were granted at an exercise price of $10.72 per SAR, the closing price of Ashland Common Stock as reported on the NYSE on November 20, 2008, the grant date.

(5)

The dollar amounts in column (l) are calculated in accordance with FAS 123R and assume (i) payment of LTIP awards at maximum multiplied by the closing price of Ashland Common Stock of $14.32 as reported on the NYSE on November 19, 2008, the grant date; (ii) valuation of all SARs using the Black-Scholes valuation model ($4.40 per SAR) and (iii) grant date fair value for restricted stock awards calculated using the closing price of Ashland Common Stock as reported on the NYSE on the date of the grant as follows: as to the 10,000 share grant to Mr. Chambers, the closing price of $9.49 per share on January 28, 2009; as to the 20,000 share grant to Mr. Harris, the closing price of $10.72 per share on November 20, 2008; and as to the 5,000 share grant to Mr. Harris, the closing price of $28.40 per share on July 15, 2009. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2009, see Note N to the Notes to Consolidated Financial Statements in Ashland’s 2009 Form 10-K.

Annual Incentive Compensation

Incentive compensation for executives is awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business sectors. Awards for other executives and employees are based upon the performance of Ashland’s wholly-owned divisions. Awards for division employees are based primarily on division performance.

To ensure that no payout under the program would occur unless Ashland met its financial debt covenants, two performance thresholds for Ashland’s EBITDA and Working Capital Efficiency were established in order for the plan to be funded for fiscal 2009. The performance hurdle, target and maximum objectives for fiscal 2009 included measures of Operating Income and Working Capital Efficiency. The Compensation Discussion and Analysis section in this proxy statement discusses the fiscal 2009 performance goals as well as other aspects of this program.

Long-Term Incentive Program

The LTIP is available to certain key employees. It is a long-term incentive tied to Ashland’s performance versus the performance of Ashland’s peer group of companies. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of performance units awarded is based on the employee’s salary or midpoint of salary band depending on salary band. Target grants under the program range from 20% to 200% of an employee’s base salary. The Compensation Discussion and Analysis section in this proxy statement discusses the performance goals for outstanding LTIP awards.

Stock Appreciation Rights, Stock Options and Restricted Stock

Ashland’s employee stock option and SARs program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options or SARs to be granted annually to key employees, a target number of shares for each employee grade level is established. All stock options and SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of stock options and SARs occurs over a period of three years, as more fully described in footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. Stock options and SARs are not re-valued if the stock price declines below the grant price.

In addition, the P&C Committee may award restricted shares of Ashland Common Stock and/or restricted share equivalents to key employees. Restricted share awards are intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividends are paid on the restricted shares and the employee to whom the restricted shares were granted receives those dividends. For vesting periods applicable to restricted Ashland Common Stock granted to named executive officers, see footnote (3) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement.

These programs are described in more detail in the Compensation Discussion and Analysis section in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End (1)

The following table sets forth certain information regarding stock options, SARs, restricted stock and LTIP performance units held by each of the named executive officers at September 30, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
			(#)	($)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	0	250,000	0	10.72	12/20/18
	52,500	52,500	0	53.33	12/14/17
	82,500	27,500	0	65.78	12/15/16
	152,744	0	0	49.79	10/15/15
	213,765	0	0	38.47	10/16/14
						4,812	207,975
								119,111	5,147,977

L. M. Chambers	0	61,200	0	10.72	12/20/18
	2,750	2,750	0	53.33	12/14/17
	4,650	1,550	0	65.78	12/15/16
	8,812	0	0	49.79	10/15/15
	10,687	0	0	38.47	10/16/14
	3,562	0	0	23.87	10/18/13
	10,687	0	0	19.75	10/19/12
	7,124	0	0	25.54	10/20/11
						14,342	619,862
								13,218	571,282

D. L. Hausrath	0	61,200	0	10.72	12/20/18
	11,000	11,000	0	53.33	12/14/17
	18,900	6,300	0	65.78	12/15/16
	41,123	0	0	49.79	10/15/15
	35,627	0	0	38.47	10/16/14
						678	29,303
								15,806	683,135

T. L. Harris	0	50,000	0	10.72	12/20/18
	3,050	3,050	0	53.33	12/14/17
	5,475	1,825	0	65.78	12/15/16
	4,112	0	0	49.79	10/15/15
	3,562	0	0	38.47	10/16/14
						30,336	1,311,122
								10,899	471,055

S. J. Mitchell	0	30,000	0	10.72	12/20/18
	5,250	5,250	0	53.33	12/14/17
	9,225	3,075	0	65.78	12/15/16
	17,624	0	0	49.79	10/15/15
	21,375	0	0	38.47	10/16/14
	9,375	0	0	23.87	10/18/13
	10,000	0	0	32.28	02/29/12
						534	23,079
								11,779	509,088

(1)	As a result of the closing of the Marathon Ashland Petroleum (MAP) transaction between Ashland and Marathon Oil Company on June 30, 2005, Ashland shareholders received a 0.2364 share of Marathon Common Stock for each share of Ashland Common Stock they held at close of business that day. Ashland adjusted the terms of all vested and unvested options and SARs outstanding on June 30, 2005, to maintain their intrinsic value.

Ashland paid a special dividend on October 25, 2006, in the amount of $10.20 per share, to shareholders of record on October 10, 2006. Ashland adjusted the terms of all vested and unvested options and SARs outstanding on October 10, 2006, to maintain their intrinsic value.

(2)	The numbers in column (c) relate to SARs, which vest over a three-year period measured from the date of grant. Fifty percent vests after the first year and 25% vests in each of the remaining two years.

(3)	The numbers in column (g) and the dollar values in column (h) relate to the best available estimate for the payment of the LTIP for the 2007-2009 performance period (which is payable in stock) and unvested shares of restricted Ashland Common Stock. Messrs. O’Brien, Hausrath and Mitchell did not have any unvested shares of restricted Ashland Common Stock; therefore, the amounts reported in columns (g) and (h) for them relate solely to the LTIP for the 2007-2009 performance period. The numbers in column (g) for Messrs. Chambers and Harris that relate to the LTIP for the 2007-2009 performance period are, respectively, 342 and 336. For each named executive officer, the LTIP was earned by the end of fiscal 2009, but is subject to forfeiture if the executive is not an employee on the date it is paid, which is typically in February of the following calendar year. Mr. Chambers received a grant of 9,000 shares of restricted Ashland Common Stock on May 14, 2008 that will vest 100% on May 14, 2012. Mr. Chambers also received a grant of 10,000 shares of restricted Ashland Common Stock on January 28, 2009, 50% of which vested on July 28, 2009, with the remaining 50% vesting on January 28, 2010. Both the May 2008 grant and the unvested portion of the January 2009 grant of restricted Ashland Common Stock to Mr. Chambers are reflected in this column. Mr. Harris received a grant of 5,000 shares of restricted Ashland Common Stock on May 16, 2007 which vests 100% on May 16, 2011. Mr. Harris also received a grant of 20,000 shares of restricted Ashland Common Stock on November 20, 2008, which vests 100% on November 20, 2012. Mr. Harris also received a grant of 5,000 shares of restricted Ashland Common Stock on July 15, 2009, which vests 50% on July 15, 2011, 25% on July 15, 2012 and the remaining 25% on July 15, 2013. The May 2007, November 2008 and July 2009 grants of restricted Ashland Common Stock to Mr. Harris are reflected in this column. The dollar values in column (h) are calculated using the closing price of Ashland Common Stock of $43.22 as reported on the NYSE on September 30, 2009.

(4)	The numbers in column (i) represent the estimated units granted through September 30, 2009 under the LTIP. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the units identified in column (i). The dollar value is computed by converting the units to shares of Ashland Common Stock on a one-for-one basis. The number of shares is then multiplied by the closing price of Ashland Common Stock ($43.22) as reported on the NYSE on September 30, 2009. Payment, if any, under LTIP awards will be in Ashland Common Stock for the 2008-2010 and the 2009-2011 performance periods.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2009 upon the exercise of stock options/SARs and vesting of restricted stock and performance units.

	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise (2)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
J. J. O’Brien	0	0	0	0

L. M. Chambers	28,502	207,779	9,430	283,992

D. L. Hausrath	0	0	11,784	173,162

T. L. Harris	0	0	1,859	17,641

S. J. Mitchell	0	0	11,818	237,678

(1)	As described in footnote (1) to the Outstanding Equity Awards at Fiscal Year-End table, the stock options and SARs were adjusted for the MAP transaction in 2005 and the special dividend paid in 2006.

(2)	The amounts in this column (b) represent the gross number of shares acquired on exercise of options or the total number of SARs exercised. The amounts in this column (c) represent the product of (i) the amount in column (b), multiplied by (ii) the excess of the closing market price of Ashland Common Stock on the date of exercise over the exercise price of the option or SAR. The exercise price is the closing price of Ashland Common Stock as reported on the NYSE on the date the option or SAR was granted.

(3)	The amounts in this column (d) include: (i) the number of shares of Ashland Common Stock, if any, received by the named executive officer in settlement of LTIP award units granted for the 2006-2008 performance period for which payments were made in February 2009; and (ii) amounts of restricted Ashland Common Stock or units of restricted Ashland Common Stock held within the Employee Deferral Plan which vested during fiscal 2009. The dollar amounts representing the value of those payments as of their respective vesting date are included in column (e) of the table. Because of the economic downturn, Messrs. O’Brien, Chambers and Hausrath declined receipt of their 2006-2008 LTIP awards. The amounts of the LTIP awards declined were as follows: as to Mr. O’Brien, $295,323, representing 31,119 shares; as to Mr. Chambers, $33,299 representing 3,508 shares; and as to Mr. Hausrath, $62,260 representing 6,560 shares.

For Mr. Chambers, the amount in column (d) includes 4,430 shares of restricted Ashland Common Stock units which vested in the Employee Deferral Plan on July 17, 2009 and 5,000 shares of restricted Ashland Common Stock which vested on July 28, 2009. For Mr. Chambers the amount in column (e) includes $125,723 for the units which vested on July 17, 2009 and $158,250 for the shares which vested on July 28, 2009, based on the closing prices of $28.38 and $31.65, respectively, per share of Ashland Common Stock as reported on the NYSE on those dates.

For Mr. Hausrath, the amount in column (d) includes 8,000 shares of restricted Ashland Common Stock which vested on January 29, 2009, and 3,784 shares of restricted Marathon Common Stock which vested on January 29, 2009. For Mr. Hausrath the amount in column (e) includes $66,000 for the restricted Ashland Common Stock and $107,162 for the restricted Marathon Common Stock, based on the closing prices of $8.25 per share of Ashland Common Stock and $28.32 per share of Marathon Common Stock, each as reported on the NYSE on January 29, 2009. Shares of restricted Marathon Common Stock were issued pursuant to the MAP transaction more fully described in footnote (1) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

For Mr. Harris, the amount in column (d) represents 1,859 shares of Ashland Common Stock received in settlement of the 2006-2008 LTIP award. For Mr. Harris, the dollar amount in column (e) represents $17,641 for the 2006-2008 LTIP award (computed by multiplying the number of shares awarded for the plan period by $9.49, the closing price of Ashland Common Stock as reported on the NYSE on January 28, 2009, the date the P&C Committee approved the payment).

For Mr. Mitchell, the amount in column (d) includes 6,646 shares of restricted Ashland Common Stock units which vested in the Employee Deferral Plan on July 17, 2009 and 5,169 shares of Ashland Common Stock received in settlement of the 2006-2008 LTIP award. For Mr. Mitchell, the amount in column (e) includes $188,614 for the restricted units based on the closing price of $28.38 per share of Ashland Common Stock as reported on the NYSE on July 17, 2009 and $49,054 for the 2006-2008 LTIP award (computed as described above).

Pension Benefits

The following table shows the actuarial present value of the named executive officers’ accumulated benefit under each of Ashland’s qualified and nonqualified pension plans, calculated as of September 30, 2009.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. J. O’Brien	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	30 years 4 months 30 years 4 months 33 years 3 months	816,606 2,856,854 6,544,408	0 0 0

L.M. Chambers	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	29 years 6 months 29 years 6 months 33 years 3 months	775,736 332,247 1,575,869	0 0 0

D. L. Hausrath	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	27 years 7 months 27 years 7 months 29 years 0 months	843,008 746,550 2,208,967	0 0 0

T. L. Harris	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	4 years 8 months 4 years 8 months 5 years 8 months	58,137 16,118 322,892	0 0 0

S. J. Mitchell	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	11 years 5 months 11 years 5 months 12 years 5 months	151,172 55,668 1,230,546	0 0 0

(1)	The Ashland Hercules Pension Plan is a tax-qualified plan under §401(a) of the Code. The Ashland Inc. Excess Benefit Pension Plan is a nonqualified plan that is coordinated with the tax-qualified plan. The SERP is a nonqualified plan. The material terms of each of these plans are described in the narrative below.

(2)	The number of years of service under the SERP is different from the number of years of service under the Pension Plan and Excess Plan. The number of years of service for SERP is measured from the date of hire. The number of years of service under the Pension Plan and Excess Plan is measured from the date the named executive officer began participating in the Pension Plan.

Assumptions

The present values of the accumulated benefits were calculated as of September 30, 2009 based on the earliest age a participant could receive an unreduced benefit.

Except for Messrs. Harris and Mitchell, the earliest age that an unreduced benefit is available under the qualified Pension Plan and the nonqualified Excess Plan is 62. For Messrs. Harris and Mitchell, age 55 is the earliest age they may receive unreduced benefits under the qualified Pension Plan and the nonqualified Excess Plan because their qualified Pension Plan benefits are calculated under the cash balance pension formula. All of the other named executive officers have their qualified Pension Plan benefits calculated under the traditional pension formula. Except for Messrs. Harris and Mitchell, all of the named executive officers are eligible for early retirement under each of these plans.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officers have at least 20 years of service under the plan. All the named executive officers except Messrs. Harris and Mitchell have at least 20 years of service under the plan.

Except for Messrs. Harris and Mitchell, the named executive officers have a benefit in Ashland’s qualified LESOP. The LESOP was completely allocated on March 31, 1996 and no additional benefits are accruing. The LESOP and qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension Benefits table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension Benefits table for the SERP benefit for each named executive officer is the net benefit under that plan, after applicable reductions. The reductions referred to in this paragraph are described in the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from Note O to Ashland’s Notes to Consolidated Financial Statements in Ashland’s 2009 Form 10-K.

Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code §401(a). The plan provides retirement income for eligible participants.

The plan covers a wide range of employees sufficient to meet the coverage standards of Code §410(b). Eligible employees must be age 21 and have one year of service to participate. Participation is automatic once the requirements are met. Five years of service is required for a vested benefit.

The plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the Annuity Benefit section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see the description in the Retirement Growth Account Benefits below). In general, participants who were actively employed on June 30, 2003 with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

Under this plan, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code §401(a)(17). For all other participants, compensation includes bonus amounts. This applies to both formulas under the plan. Final average compensation is the average for the 36 consecutive month period producing the highest average for the last 120 months of credited service.

The Pension Plan also contains provisions for benefits applicable only to individuals who were employees of Hercules prior to Ashland’s acquisition of Hercules. These separate provisions do not apply to any of the named executive officers.

Annuity Benefit

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service which means years as a participant in the plan up to a maximum of 35)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit

The retirement growth account formula grants annual credits as a percentage of compensation based on the sum of a participant’s age and years of service. This is illustrated in the following table:

Contribution Credits
Age plus Service in Whole Numbers Projected to the End of the Plan Year	Contribution Credit as Percentage of Compensation
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	9%
80 or more	11%

Contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate is from a minimum of 4% to a maximum of 7% and is set at the beginning of each plan year. The interest rate for fiscal 2009 is 4.00%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive a distribution is age 55 with at least five years of service.

If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. At termination from employment, the participant may elect to transfer the LESOP offset account to the Pension Plan and receive an unreduced Pension Plan benefit.

Years of service in addition to what is actually incurred under the Pension Plan cannot be granted. However, in the case of an acquisition, prior service with the acquired business is often counted for purposes of vesting and eligibility, but not for purposes of benefit accrual under the annuity benefit formula. These same rules apply equally to the Excess Plan described below.

The Pension Plan also contains provisions for benefits applicable only to individuals who were employees of Hercules prior to Ashland’s acquisition of Hercules. These separate provisions do not apply to any of the named executive officers.

Ashland Inc. Nonqualified Excess Benefit Pension Plan (Excess Plan)

The Excess Plan is an unfunded, nonqualified plan of deferred compensation and covers employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code §401(a)(17) or §415(b) and (ii) who are not terminated for cause as defined in the Excess Plan.

The benefit payable under the Excess Plan is the difference between the benefit under the Pension Plan in the absence of the tax Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan. For purposes of computing the Excess Plan benefit, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plan.

The benefit under the Excess Plan is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service.

Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, nonqualified plan of deferred compensation and covers a select group of highly compensated employees.

The benefit formula covering the named executive officers and certain other highly compensated participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20. For this purpose, final average compensation is total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

The named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan);

•	The participant’s Excess Plan benefit; and

•	50% of any shares of Ashland Common Stock that could not be allocated to the participant’s account in the LESOP due to tax Code limits.

Except for Messrs. Harris and Mitchell, all of the named executive officers are eligible to retire and commence their SERP benefits. SERP benefits become vested upon attaining five years of service. All of the named executive officers have a vested benefit under the SERP.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the named executive officers cannot begin until six months after separation from service.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach in the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

Ordinarily, years of service in addition to what is actually incurred are not granted. However, in the case of an acquisition, prior service with the acquired business is counted for purposes of vesting under the SERP.

Nonqualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding the Employees’ Deferral Plan for fiscal 2009.

Name (a)	Executive Contribution in Last FY (1) ($) (b)	Registrant Contribution in Last FY ($) (c)	Aggregate Earnings in Last FY (2) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2009 ($) (f)
J. J. O’Brien	0	0	1,927,334	0	6,823,005

L. M. Chambers	71,286	0	404,336	0	2,199,766

D. L. Hausrath	0	0	386,242	0	1,452,017

T. L. Harris	213,097	0	23,469	0	406,089

S. J. Mitchell	187,538	0	393,545	0	3,054,617

(1)	The contribution of Mr. Chambers in the amount of $45,857 included in this column (b) is also included in column (c) of the Summary Compensation Table in this proxy statement. The remaining amount relates to payment of fiscal year 2008 incentive compensation in November of 2008, which is not included in the fiscal 2009 data on the Summary Compensation Table in this proxy statement.

(2)	Aggregate earnings are comprised of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

Ashland Inc. Employees’ Deferral Plan

The Employees’ Deferral Plan is an unfunded, nonqualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 100% of their incentive compensation and/or LTIP awards contributed to the plan. Elections to defer compensation must be made before the period for which the service relating to the particular kind of compensation is incurred.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in Ashland Common Stock units must remain so invested and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum) and, for pre-2005 contributions, at the election of the participant paid in a lump sum (subject to a penalty of up to 10%).

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2009. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2009, the last day of the 2009 fiscal year. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (6) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (7) ($) (d)	Retirement (8) ($) (e)	Change in Control without Termination (9) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason ($) (g)
J. J. O’Brien
Cash severance	2,376,886	0	0	0	0	7,503,586
Accelerated SARs (1)	0	0	0	0	8,125,000	0
Restricted Stock	0	0	0	0	0	0
LTIP (2)	2,428,652	2,428,652	0	2,428,652	2,428,652	4,350,276
Incentive compensation (3)	1,254,749	1,254,749	0	1,254,749	1,254,749	0
Welfare Benefit	29,359	4,713,573	0	0	0	33,030
Outplacement	7,000	0	0	0	0	7,000
Financial planning	12,500	0	0	0	0	12,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$6,109,146	$8,396,974	$0	$3,683,401	$11,808,401	$11,906,392

L.M. Chambers
Cash severance	617,308	0	0	0	0	1,479,808
Accelerated SARs (1)	0	0	0	0	1,989,000	0
Restricted Stock	0	0	0	0	605,080	0
LTIP (2)	239,875	239,875	0	239,875	239,875	446,890
Incentive compensation (3)	316,643	316,643	0	316,643	316,643	0
Welfare Benefit	25,810	733,383	0	0	0	29,037
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (4)	0	0	0	0	0	1,031,413
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$1,214,136	$1,289,901	$0	$556,518	$3,150,598	$3,001,648

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (6) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (7) ($) (d)	Retirement (8) ($) (e)	Change in Control without Termination (9) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason ($) (g)
D. L. Hausrath
Cash severance	741,536	0	0	0	0	1,796,086
Accelerated SARs (1)	0	0	0	0	1,989,000	0
Restricted Stock	0	0	0	0	0	0
LTIP (2)	328,903	328,903	0	328,903	328,903	583,428
Incentive compensation (3)	387,149	387,149	0	387,149	387,149	0
Welfare Benefit	25,407	0	0	0	0	28,583
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$1,497,495	$716,052	$0	$716,052	$2,705,052	$2,422,597

T. L. Harris
Cash severance	571,500	0	0	0	0	1,291,500
Accelerated SARs (1)	0	0	0	0	1,625,000	0
Restricted Stock	0	0	0	0	1,296,600	0
LTIP (2)	205,889	205,889	0	205,889	205,889	378,143
Incentive compensation (3)	253,314	253,314	0	253,314	253,314	0
Welfare Benefit	3,018	1,247,712	0	0	0	27,162
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (4)	0	0	0	0	0	1,344,678
Present Value of Retirement Benefits (5)	0	0	0	0	695,637	0

Total	$1,048,221	$1,706,915	$0	$459,203	$4,076,440	$3,055,983

S. J. Mitchell
Cash severance	534,060	0	0	0	0	1,314,910
Accelerated SARs (1)	0	0	0	0	975,000	0
Restricted Stock	0	0	0	0	0	0
LTIP (2)	247,076	247,076	0	247,076	247,076	442,802
Incentive compensation (3)	339,405	339,405	0	339,405	339,405	0
Welfare Benefit	3,059	848,580	0	0	0	27,535
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	1,149,366	0

Total	$1,138,100	$1,435,061	$0	$586,481	$2,710,847	$1,799,747

(1)

A change in control without termination results in unvested SARs becoming immediately vested. The SARs granted on November 14, 2007 have an exercise price of $53.33 and the SARs granted on November 15, 2006 have an exercise price of $65.78. These grants have exercise prices that exceed the 2009 fiscal year end closing price of $43.22. Therefore, these SARs for the named executive officers are treated as having no value for purposes of the amounts identified in the Accelerated SARs row of column (f) of this table. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer.

(2)	The LTIP amounts identified in all of the columns except for column (g) are based on a full payment of the LTIP for the 2007-2009 performance period using the best available estimate and pro-rata payments of the LTIPs for the 2008-2010 and 2009-2011 performance periods at their respective targets. If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target. However, pursuant to the executive change in control agreement, in the event of a change in control without termination as of September 30, 2009 as reported in column (f), the calculation would be based on the actual results for the 2007-2009 performance period (in this case the best available estimate is used) and pro-rata target payment for the 2008-2010 and 2009-2011 performance periods. The amount identified in column (g) of this table for each named executive officer represents the LTIP units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f).

(3)	The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the 2009 annual incentive based on actual results for the entire performance period pursuant to the change in control agreement. A change in control results in the payment of the annual incentive based on target goals through the date of the change in control, and the annual incentive remains outstanding subject to appropriate adjustments to reflect the transaction. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual results for the fiscal year.

(4)	Section 280G of the Internal Revenue Code applies if there is a change in control of Ashland, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals the average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2004-2008 if the change in control occurs in 2009). If Section 280G applies, then the named executive officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of the base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Ashland is denied a federal income tax deduction for the excess parachute payments. The amounts in the 280G Excise Tax Gross-Up row of columns (f) and (g) reflect a tax gross-up for the excise and related taxes, as required under the terms of the executive change in control agreements described below. The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 43%, (ii) a discount rate of 1.01%, and (iii) no amounts were allocated to the non-solicitation or non-competition covenants contained in the executive change in control agreements.

(5)	The present value of each named executive officer’s total retirement benefits as of September 30, 2009 (absent a change in control) is in the Pension Benefits table to this proxy statement. The account balance for each named executive officer as of September 30, 2009 in the Employees’ Deferral Plan is identified in the Nonqualified Deferred Compensation table to this proxy statement.

A change in control results in an additional three years of age and service being credited to the calculation of each named executive officer’s benefit under the SERP. The present value of this incremental additional benefit is identified in the Present Value of Retirement Benefits row of this table in column (f) for each named executive officer. Messrs. O’Brien, Chambers and Hausrath gain no incremental additional benefit under the SERP because they are at the early retirement age of 55 and have accrued a full benefit under the SERP because they each have more than 20 years of service. Messrs. Harris and Mitchell gain a benefit from the additional age and service because (1) both of them have less than the 20 years necessary for a full SERP benefit, therefore, the additional service brings them closer to a full SERP benefit; (2) the change in control makes it possible that they will be eligible for immediate retirement in the event of termination without cause or for good reason, thereby eliminating any discount; and (3) the additional age and service does not apply to the calculation of the Pension Plan and Excess Plan benefits which results in smaller offsets by these benefits to the SERP.

(6)	For purposes of this column (c), it is assumed that the named executive officer incurred a disabling event on September 30, 2009. The amounts in the Welfare Benefit row for column (c) represent the present value of the disability payments available under a supplemental Long Term Disability Plan for the incremental benefit above what would be payable under the generally available Long Term Disability Plan. No pre-retirement mortality assumption applies and the interest rate used is 8.01%. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation. The compensation covered by the plan is limited in 2009 to $245,000. For 2009, the supplemental Long Term Disability Plan provides a benefit of 60% of the base compensation exceeding $245,000. If the named executive officer died, their beneficiaries would receive the same accelerated vesting of the LTIP award as the named executive officer would in the event of disability. The named executive officers also participate in a group variable universal life plan (GVUL) that is available to certain highly compensated employees. Within certain limitations, the GVUL allows participants to invest additional amounts. In the event of death, the executive receives the same benefits as identified with regard to disability in addition to the face amount of the policy plus their own invested amounts. For Messrs. O’Brien, Chambers, Hausrath, Harris, and Mitchell, respectively, the death benefits as of September 30, 2009 would be: $1,000,575; $375,200; $458,805; $1,440,246; and $339,592.

(7)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination.

(8)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(9)	Under the Employees’ Deferral Plan, in an event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility; job discontinuance; or other termination at Ashland’s initiative for which Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less then effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive will agree to a general release of liability which relates to the period of employment or termination. In addition, the executive will agree to refrain from engaging in competitive activity against Ashland and refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business for a period of 24 months following the termination. The executive will also agree not to disclose Ashland’s confidential information.

The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay. Payments will be made as payroll continuation in bi-weekly increments if the executive is retirement eligible (or would be at the end of the payroll continuation period). If the executive is not retirement eligible or paying the benefit as payroll continuation will not make the executive retirement eligible, the benefit is paid as a lump sum. Payment of such amounts may be subject to a six-month deferral in order to comply with Section 409A of the Code.

Any executive who receives payroll continuation may also remain in the medical, dental, vision, group life and pension plans for the executive’s benefit continuation period. The benefit continuation period in that case is two weeks for each completed year of service, with a maximum of 52 weeks. Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation of coverage at active employee rates for a period of three months.

Executive Change in Control Agreements

The named executive officers and certain other executives, have change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated after a change in control of Ashland.

If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

For the CEO, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any LTIP awards existing at the executive’s termination (less any amounts already paid under the LTIP plan because of the change in control);

•	Payment in cash of all prior existing incentive compensation not already paid and pro-rata payment of any incentive compensation for the fiscal year in which the executive terminates at target level;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding restricted stock, stock options and SARs.

As a condition to receiving the benefits and compensation payable under the agreement, the executive agrees for a period of 24 months following the termination, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, the executive also agrees not to disclose confidential information. If the executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, the executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

In addition, each agreement with the named executive officers provides a “conditional gross-up” for excise and related taxes in the event (and to the extent) the severance compensation and other payments or distributions to a named executive officer, whether pursuant to an employment agreement, stock option, SAR, restricted stock, LTIP award or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Code. In the event the aggregate parachute value of all severance and other change in control payments to the named executive officer does not exceed the greater of (i) the maximum amount that may be paid under Section 280G of the Code without the imposition of an excise tax plus $50,000; or (ii) 110% of such maximum amount, the named executive officer’s payments under the agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.” Change in control agreements entered into with executives after July 2009 will not include a provision for the “conditional gross-up” of excise and related taxes.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendre for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

•	Adverse change in position, duties or responsibilities;

•	Reduction to base salary;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland shareholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the shareholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 25% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of the said two consecutive year period, unless two-thirds of the remaining Directors at the start of said two consecutive year period voted to approve such changes.

Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP

The following table summarizes what may happen to stock options/SARs, incentive compensation, restricted stock and LTIP grants upon termination from employment; death; disability or retirement; or in the event of a change in control.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control

SARs/Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/Options	May exercise during the remainder of the exercise period	Immediately vest

Incentive compensation	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminate prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay pro-rata based on actual achievement through the date of the change in control

Restricted stock	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

LTIP	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminate prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

*	P&C Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the Executive Change in Control Agreements section in this proxy statement.

SERP, Excess Plan, Qualified Pension Plan and Employees’ Deferral Plan

For payments and benefits under the SERP, Excess Plan and qualified Pension Plan, except in the event of a change in control, see the Pension Benefits table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan, except in the event of a change in control, see the Nonqualified Deferred Compensation table and the narrative thereunder in this proxy statement.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach in the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

After a Change in Control

The term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements.

The occurrence of a change in control under the SERP for the named executive officers has the following consequences:

•	Accelerates vesting;

•	Nullifies the non-compete;

•	Distribution will be made upon a participant’s termination from employment without cause or resignation for good reason; and

•	The benefit is computed by adding three years to age and service.

For the qualified Pension Plan and the Excess Plan, no enhanced benefit results from a change in control. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution.

Executive Compensation Recovery “Clawback” Policy

Ashland has adopted a Clawback Policy effective for plan years beginning on or after October 1, 2009 for executive officers. This policy defines the economic consequences that misconduct has on the executive officer’s incentive-related compensation. In the event of a financial restatement due to fraudulent activity or intentional misconduct as determined by the Board of Directors, the culpable executive officer will reimburse Ashland for incentive-related compensation paid to him or her. In addition, the Board has the discretion to determine whether any of the named executive officers will be required to repay incentive-related compensation, whether or not such named executive officer was involved in the fraudulent activity or misconduct. Ashland has a period of three (3) years after the payment or award is made to seek reimbursement.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2009 meeting, the Board determined that all current Audit Committee members—Messrs. Hale, Rohr, Schaefer, and Dr. Healy and Ms. Ligocki—are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. Each member of the Audit Committee is a financial expert as defined by SEC rules.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to Ashland’s financial reporting process, its implementation and maintenance of effective internal control over financial reporting, the internal audit function, the independent registered public accounting firm’s qualifications and independence, its legal compliance programs and its risk management programs. During fiscal 2009, the Audit Committee met eight times. The Audit Committee also met on four occasions to discuss and review Ashland’s quarterly earnings and the associated press releases.

The Audit Committee also discusses with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting. The Audit Committee reviews Ashland’s activities aimed at compliance with the Sarbanes-Oxley Act of 2002.

The following were among the other significant matters addressed by the Audit Committee during fiscal 2009:

Critical accounting policies and reserves;

Legal compliance report, processes and procedures;

Material litigation;

New and emerging accounting standards;

Process for disclosure of material risks to Ashland;

Financial disclosure controls; and

Financial authorization controls.

PricewaterhouseCoopers (“PwC”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2009 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. PwC was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of PwC by Ashland, the engagement was approved by the Audit Committee in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and PwC the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and PwC’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed PwC’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls, and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee reviewed PwC’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

In addition, the Audit Committee has adopted strict guidelines on the use of the independent registered pubic accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In fiscal 2009, approval was sought and granted to PwC to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by PwC is compatible with maintaining PwC’s independence and has concluded that PwC’s independence is not compromised by providing of such services.

PwC’s fees for all services are budgeted, and both management and PwC are required to report the actual fees and any variance from budgeted fees, to the Audit Committee throughout the fiscal year. The Audit Committee recognizes that circumstances may arise that require the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval for audit related services in a fiscal year. In these instances, specific pre-approval of the additional services and the budget therefore is required prior to the engagement of the independent auditors for those services. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2009, for filing with the SEC.

AUDIT COMMITTEE

Roger W. Hale, Chairman

Bernadine P. Healy

Kathleen Ligocki

Mark C. Rohr

George A. Schaefer, Jr.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Item 2

The Audit Committee of the Board of Directors has recommended to the Board the appointment of PwC to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2010, subject to ratification by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to PwC for fiscal 2009 totaled $6,897,350 and those paid to Ashland’s previous auditor, Ernst & Young LLP (“E&Y”), for fiscal 2008 totaled $8,389,000. The following table presents fees for professional services rendered by PwC and E&Y for fiscal years 2009 and 2008, respectively.

	2009	2008
Audit Fees (1)	$7,000,000	$8,244,000
Audit-Related Fees (2)	191,000	99,000
Tax Fees (3)	181,000	46,000
All Other Fees (4)	0	0

(1)	Audit fees include fees associated with the annual audit of Ashland’s consolidated financial statements and reviews of Ashland’s quarterly reports on Form 10-Q. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries and captive insurance company (statutory requirements), and reviews of registration statements.

(2)	Audit-related fees include amounts paid for the audit of the Employee Savings Plan (SEC requirements and Department of Labor rules and regulations) and, in fiscal 2009, the Ashland U.K. Pension Plan, as well as work performed related to agreed-upon procedures reports.

(3)	Tax fees include fees principally incurred for assistance with tax compliance matters.

(4)	There were no other services or fees.

Representatives of PwC will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

The appointment of PwC will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends a vote FOR the ratification of PwC as Ashland’s independent registered public accountants for fiscal 2010.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Ashland believes that during fiscal 2009 its executive officers and directors have complied with Section 16(a) of the Exchange Act and the rules and regulations adopted thereunder.

Proxy Solicitation Costs

Ashland is soliciting the proxies being solicited by this proxy statement. All costs of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Shareholder Proposals for the 2011 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2011 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2011 Annual Meeting, shareholder proposals must be received by Ashland’s Corporate Secretary no later than August 12, 2010.

Ashland’s By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•

a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	the name and address of the shareholder proposing such business;

•

a representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	any material interest of the shareholder in such business; and

•	a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

December 4, 2009

Subject Line: Please Vote Your Proxy

[Insert share information here]

Your Control Number:

Electronic Access Notification

Ashland’s Annual Meeting of Shareholders will be held on Thursday, January 28, 2010 at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. As previously announced, participants in Ashland’s Employee Savings Plan or the LESOP can view Ashland’s Proxy Statement and Annual Report online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement and your proxy card or copies of the Annual Report can be requested by replying to this e-mail.

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account by telephone or over the Internet. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from Corporate Election Services, P.O. Box 535600, Pittsburgh, PA 15253.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement and Annual Report and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustees to be counted, you must vote before 6:00 a.m. Eastern Standard Time on January 26, 2010.

To access the Annual Report and Proxy Statement and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Click on this website address (or type this URL address in your browser): http://www.ViewMaterial.com/ASH.

3.	Click on the links to view or download the Annual Report and Proxy Statement and to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Dial 1-888-693-8683.

3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

Linda L. Foss
Assistant General Counsel and Corporate Secretary

C/O CORPORATE ELECTION SERVICES P.O. BOX 535600 PITTSBURGH PA 15253

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 535600, Pittsburgh PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 26, 2010 if you are a participant in The Ashland Inc. Employee Savings Plan, LESOP or Hercules SIP, or by 6:00 a.m. on January 28, 2010 if you are a registered shareholder.

Proxy card must be signed and dated below.

i    Please fold and detach card at perforation before mailing.     i

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 28, 2010.

The undersigned hereby appoints James J. O’Brien and Linda L. Foss, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock, that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 28, 2010, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.     i

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1 and 2.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of Class III Directors.

Nominees:	(1) Mark C. Rohr	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(2) Theodore M. Solso	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(3) Michael J. Ward	☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2010.

	❑ FOR	❑ AGAINST		❑ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)